                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                                  AS PURCHASER,

                       BELL COMMUNICATIONS RESEARCH, INC.

                                     AND THE

                              SELLERS NAMED HEREIN



                          Dated as of November 20, 1996

                                TABLE OF CONTENTS

Section                                                                    Page
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
                                    ARTICLE I
                           SALE AND PURCHASE OF SHARES
1.1    Sale and Purchase of Shares..........................................  2

                                   ARTICLE II
                                 PURCHASE PRICE

2.1    Amount of Purchase Price.............................................  2
2.2    Payment of the Purchase Price........................................  2
2.3    Post-Closing Adjustment of Purchase Price............................  3

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF EACH SELLER

3.1    Organization and Good Standing.......................................  7
3.2    Authorization of Agreement...........................................  7
3.3    Consents of Third Parties; Non-Contravention.........................  7
3.4    Ownership and Transfer of Shares.....................................  8
3.5    Taxes................................................................  8
3.6    Litigation...........................................................  9
3.7    Affiliate Contracts..................................................  9
3.8    Financial Advisors................................................... 10
3.9    Information Supplied; No Misrepresentation........................... 10
3.10   Certain Tax Matters.................................................. 10

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1    Organization and Good Standing....................................... 11
4.2    Authorization of Agreement........................................... 11
4.3    Subsidiaries......................................................... 11
4.4    Capitalization....................................................... 12
4.5    Charters and By-Laws................................................. 13
4.6    Consents of Third Parties; Non-Contravention......................... 13
4.7    Financial Statements................................................. 14
4.8    No Undisclosed Liabilities........................................... 15
4.9    Absence of Certain Changes........................................... 15
4.10   Taxes................................................................ 17
4.11   Intangible Property.................................................. 19
4.12   Material Contracts................................................... 22
4.13   Employee Benefits.................................................... 24
4.14   Labor................................................................ 26
4.15   Litigation........................................................... 26
4.16   Compliance with Laws................................................. 27

Section                                                                    Page
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
4.17   Environmental Matters................................................ 27
4.18   Real Property........................................................ 28
4.19   Title to Property.................................................... 29
4.20   Insurance............................................................ 29
4.21   Intercompany Accounts................................................ 29
4.22   Information Supplied; No Misrepresentation........................... 29

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1    Organization and Good Standing....................................... 30
5.2    SEC Reports; Financial Statements.................................... 30
5.3    Absence of Changes................................................... 31
5.4    No Disposition of Stock or Assets.................................... 31
5.5    Authorization of Agreement........................................... 31
5.6    Consents of Third Parties; Non-Contravention......................... 32
5.7    Litigation........................................................... 33
5.8    Financing............................................................ 33
5.9    Investment Representation and Acknowledgment......................... 34
5.10   Investment Company Act............................................... 34
5.11   Financial Advisors................................................... 35
5.12   Information Supplied; No Misrepresentation........................... 35

                                   ARTICLE VI
                        FURTHER AGREEMENTS OF THE PARTIES

6.1    Access to Information; Board Observer;
       Confidentiality...................................................... 35
6.2    Conduct of the Business Pending the Closing.......................... 39
6.3    Non-Solicitation; Non-Competition.................................... 46
6.4    Reasonable Commercial Efforts........................................ 49
6.5    Further Assurances................................................... 49
6.6    Preservation of Records.............................................. 49
6.7    Publicity............................................................ 50
6.8    Financial Statements and Information................................. 50
6.9    Notice Regarding Regulatory Proceedings.............................. 52
6.10   Employee Matters..................................................... 53
6.11   Indemnification; Directors and Officers
       Insurance............................................................ 55
6.12   Affiliate Contracts.................................................. 57
6.13   Financial Advisors................................................... 57
6.14   Permitted Transactions............................................... 57
6.15   Purchaser Guarantee.................................................. 58
6.16   Third-Party Indebtedness............................................. 58
6.17   Resignations......................................................... 58
6.18   Certain Agreements................................................... 59
6.19   Fixed Price Contracts................................................ 59
6.20   Formatives........................................................... 60
6.21   Location of Corporate Headquarters................................... 62

Section                                                                    Page
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
                                   ARTICLE VII
                              CONDITIONS TO CLOSING

7.1    Conditions Precedent to Obligations of Purchaser..................... 62
7.2    Conditions Precedent to Obligations of Each Seller................... 64

                                  ARTICLE VIII
                CLOSING; DOCUMENTS TO BE DELIVERED AT THE CLOSING

8.1    Closing Date......................................................... 66
8.2    Documents to Be Delivered by Sellers and/or the
       Company.............................................................. 67
8.3    Documents to Be Delivered by Purchaser............................... 67

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT
9.1    Termination of Agreement............................................. 67
9.2    Survival After Termination........................................... 69

                                    ARTICLE X
                        SURVIVAL; GENERAL INDEMNIFICATION

10.1   Survival............................................................. 71
10.2   Indemnification by Purchaser......................................... 72
10.3   Indemnification by Sellers........................................... 72
10.4   Indemnification Procedures........................................... 75
10.5   Characterization of Indemnification and Other
       Payments............................................................. 81
10.6   Computation of Losses Subject to Indemnification..................... 81
10.7   No Right of Contribution Against Company............................. 82

                                   ARTICLE XI
                                   TAX MATTERS

11.1   Preparation of Tax Returns; Payment of Taxes......................... 82
11.2   Transfer Taxes....................................................... 82
11.3   Tax Indemnification.................................................. 83
11.4   Formative Projects................................................... 88


                                   ARTICLE XII
                                  MISCELLANEOUS

12.1   Certain Definitions; Rules of Construction........................... 89
12.2   Expenses.............................................................101
12.3   Specific Performance.................................................101
12.4   Effect of Seller Mergers, Consolidations, Etc........................102

Section                                                                    Page
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
12.5   Sellers' Representative...............................................102
12.6   GOVERNING LAW.........................................................103
12.7   Arbitration...........................................................103
12.8   Entire Agreement; Amendments and Waivers..............................104
12.9   Table of Contents and Headings........................................104
12.10  Notices...............................................................104
12.11  Severability..........................................................106
12.12  Binding Effect; Assignment............................................106
12.13  Disclosure Schedules..................................................106
12.14  Counterparts..........................................................107


EXHIBIT A - Form of Amended Master Agreement
EXHIBIT B - Interim Period Net Income Principles of Calculation

                            STOCK PURCHASE AGREEMENT


                 STOCK PURCHASE AGREEMENT, dated as of November 20, 1996 (this "Agreement"), by and among Ameritech Services, Inc., a Delaware corporation ("Ameritech"), Bell Atlantic NSI Holdings, Inc., a Delaware corporation ("Bell Atlantic"), BellSouth Telecommunications, Inc., a Georgia corporation ("BellSouth"), Pacific Bell, a California corporation ("Pacific Bell"), Southwestern Bell Telephone Company, a Missouri corporation ("Southwestern Bell"), Telesector Resources Group, Inc., a Delaware corporation ("Telesector") and U S WEST Communications, Inc., a Colorado corporation ("U S WEST" and, collectively with Ameritech, Bell Atlantic, BellSouth, Pacific Bell, Southwestern Bell and Telesector, "Sellers" and, individually, a "Seller"), Bell Communications Research, Inc., a Delaware corporation (the "Company"), and Science Applications International Corporation, a Delaware corporation ("Purchaser").


                             W I T N E S S E T H :


                 WHEREAS, each Seller is the owner of one (1) share of common stock, without par value (each, a "Share" and, collectively, the "Shares"), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

                 WHEREAS, the Company and its Subsidiaries are engaged in the business of providing software development, engineering and consulting services, advanced research and development, technical training and other related services to the telecommunications industry (excluding the Excluded Businesses (as defined in Section 12.1(b)), the "Business");

                 WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Shares, for the purchase price and upon the terms and conditions hereinafter set forth; and

                 WHEREAS, certain terms used in this Agreement are defined in
Section 12.1 hereof;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                          SALE AND PURCHASE OF SHARES

                 1.1 Sale and Purchase of Shares. Upon and subject to the terms and conditions of this Agreement, on the Closing Date, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Sellers, the Shares.

                                   ARTICLE II
                                 PURCHASE PRICE

                 2.1 Amount of Purchase Price. The aggregate purchase price for the Shares shall be (a) $646 million minus (b) Net Third Party Indebtedness and minus (c) the Formative Refund Amount (the "Base Purchase Price"), subject to adjustment as set forth in Sections 2.2 and 2.3 hereof (as adjusted, the "Purchase Price"). The Purchase Price shall be payable as provided in Sections 2.2 and 2.3 hereof.

                 2.2 Payment of the Purchase Price. On the Closing Date, Purchaser shall pay to each Seller an amount (in the aggregate for all Sellers, the "Estimated Purchase Price") equal to (a) one-seventh (1/7) of the Base Purchase Price plus or minus, as the case may be, (b) one-seventh (1/7) of an amount equal to Sellers' good faith estimate (based upon the Company's results of operations during the Interim Period through the latest date as of which the Company has delivered financial statements to Purchaser pursuant to Section 6.1(a)(i)) of the Positive Adjustment Amount or the Negative Adjustment Amount, by wire transfer of immediately available funds pursuant to each Seller's respective written instructions. Sellers' Representative shall deliver to Purchaser not less than 15 business days prior to the Closing Date (i) a notice setting forth Sellers' good faith estimate of the amount of the Positive Adjustment Amount or the Negative Adjustment Amount, if any and (ii) all supporting documentation reasonably necessary for Purchaser to evaluate the accuracy and reasonableness of such estimate. Notwithstanding the foregoing, the portion of the Purchase Price payable on the Closing Date shall be more or less than the Base Purchase Price only if Purchaser, after review of the notice and documentation delivered by Sellers' Representative pursuant to the immediately preceding sentence and consultation between the Purchaser and Sellers' Representative, agrees (such agreement not to be unreasonably withheld) with Sellers' estimate of the Positive Adjustment Amount or the Negative Adjustment Amount, if any. If Purchaser does not agree with Sellers' estimate of such amount (and Sellers' Representative and Purchaser are not able to agree on a different amount), the Estimated Purchase Price to be paid on the Closing Date shall be equal to the Base Purchase Price.

                 2.3  Post-Closing Adjustment of Purchase Price.

                 (a) Subject to the provisions of paragraph (10)(c) of Exhibit B hereto, as soon as practicable (and in any event within 90 days) following the Closing Date, the Company shall prepare and deliver to Sellers and Purchaser an audited consolidated income statement of the Company and its Subsidiaries for the Interim Period (the "Interim Period Income Statement") and a statement of (i) the Interim Period Net Income and (ii) the amount, if any, by which the sum of Interim Period Net Income and Interim Period Capital Contributions exceeds the Interim Period Dividends (the "Positive Adjustment Amount") or the amount, if any, by which the Interim Period Dividends exceed the sum of Interim Period Net Income and Interim Period Capital Contributions (the "Negative Adjustment Amount" and, together with the Positive Adjustment Amount, the "Adjustment Amount"). The Interim Period Income Statement shall be audited by Coopers & Lybrand L.L.P. ("C&L"), and C&L also shall certify that the Interim Period Income Statement and the statements of Interim Period Net Income and the Adjustment Amount have been prepared in accordance with this Agreement. The reasonable fees and expenses of C&L shall be paid 50% by the Company and 50% by Purchaser. Except as otherwise expressly provided in the definition of Interim Period Net Income, the Interim Period Income Statement shall be prepared in accordance with (x) the books and records of the Company and its Subsidiaries and (y) the principles and procedures used in the preparation of the audited consolidated income statement of the Company and its Subsidiaries for the year ended December 31, 1995.

                    (b)   Sellers and Purchaser shall have a period of thirty
(30) business days after delivery of the Interim Period Income Statement to present in writing to Purchaser or Sellers' Representative, as the case may be (in each case, with a copy to C&L) any objections Sellers or Purchaser may have to any of the matters set forth therein or to the calculation of the Interim Period Net Income or the Adjustment Amount delivered therewith, which written notice shall specify those items and, except to the extent not reasonably practicable without additional due diligence, the dollar amounts with which Sellers or Purchaser disagree and the basis for such disagreement, and Sellers or Purchaser, as the case may be, shall be deemed to have agreed with all other items and amounts contained in the Interim Period Income Statement and calculations of Interim Period Net Income and the Adjustment Amount delivered pursuant to Section 2.3(a) and not so objected to. The objections, if any, shall be set forth in a single written notice signed by Sellers' Representative or Purchaser and delivered to Purchaser or Sellers' Representative (in each case, with a copy to C&L) within the specified thirty (30) business day period. During such thirty (30) business day period, Purchaser and the Company shall
(i) provide Sellers' authorized representatives (including Sellers' Representative) during normal business hours with full access to the books, records, facilities and employees and representatives of the Company to the extent reasonably required to permit Sellers to verify the accuracy of the Adjustment Amount, and (ii) cooperate fully and cause their respective employees and representatives to cooperate fully with Sellers' authorized representatives (including Sellers' Representative) to the extent reasonably required to permit Sellers to verify the accuracy of the Adjustment Amount, including the provision on a timely basis of all information, work papers, schedules and other documents used in preparing the Interim Period Income Statement and the statement of Interim Period Net Income. If no such objections are presented within such thirty (30) business day period, the Interim Period Income Statement and the calculations of the Interim Period Net Income and the Adjustment Amount shall be deemed to be accepted and approved by Sellers and Purchaser and a supplemental closing (herein called the "Supplemental Closing") shall be held on the fifth (5th) business day following the expiration of such thirty (30) business day period, or on such other date as may be mutually agreed upon in writing by Purchaser and the Sellers' Representative.

                 (c) If Sellers' Representative or Purchaser shall present in writing any objections within the aforesaid thirty (30) business day period in accordance with Section 2.3(b), then Purchaser and Sellers' Representative shall use their reasonable good faith efforts to resolve all such objections within twenty (20) business days after receipt of such objections. If Purchaser and Sellers' Representative are able to resolve the disputed matters within such twenty (20) business day period, the Interim Period Net Income and the Adjustment Amount as revised in accordance with such agreement by Purchaser and Sellers' Representative shall be final and binding on each of the parties hereto and the Supplemental Closing shall then take place five (5) business days following the date of such agreement by Purchaser and Sellers' Representative, or on such other date as may mutually be agreed upon in writing by Purchaser and Sellers' Representative. If Purchaser and Sellers' Representative are unable to resolve all such disputed matters within such twenty (20) business day period, then the specific matters in dispute shall be submitted to Deloitte & Touche LLP (provided such firm does not have any material relationship with any of the parties hereto) or, if such firm declines to act in such capacity or has any such material relationship, such other firm of independent certified public accountants of national standing mutually acceptable to Purchaser and Sellers' Representative (in either case, the "Final Arbiter"), which firm shall make a final and binding determination as to such matter or matters within thirty (30) business days of the submission of the disputed matters to the Final Arbiter. The Final Arbiter shall send its written determination to Purchaser and Sellers' Representative, together with a confirmation of the original Interim Period Net Income and Adjustment Amount or, if necessary, a revised Interim Period Net Income and Adjustment Amount based upon such determination, whereupon the confirmed or revised Interim Period Net Income and Adjustment Amount shall be binding on the parties hereto (absent manifest error). The Supplemental Closing shall then take place five
(5) business days following the receipt of such documents by Purchaser and Sellers' Representative, or on such other date as may be mutually agreed upon in writing by Purchaser and Sellers' Representative.

                 (d) The parties hereto agree to cooperate with each other and each other's authorized representatives and with the Final Arbiter in order that any and all matters in dispute shall be resolved and that final determination of the Interim Period Net Income and the Adjustment Amount shall be made as soon as practicable.

                 (e) At the Supplemental Closing, Purchaser shall pay to each Seller an amount equal to one-seventh (1/7) of the amount, if any, by which the Purchase Price exceeds the Estimated Purchase Price, or each Seller shall pay to Purchaser an amount equal to one-seventh (1/7) of the amount, if any, by which the Purchase Price is less than the Estimated Purchase Price (or the Base Purchase Price if, pursuant to the last sentence of Section 2.2, the portion of the Purchase Price paid on the Closing Date was the Base Purchase Price). Any amount payable pursuant to this Section 2.3(e) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate announced from time to time by Morgan Guaranty Trust Company of New York (or such other bank as may be agreed by Purchaser and Sellers' Representative) as its prime rate in effect from time to time during the period from the Closing Date to the date of the Supplemental Closing. Such interest shall be payable on the date of the Supplemental Closing and shall accrue daily on the basis of a year of 365 days and the actual number of days for which due. Any payment required to be paid hereunder shall be made by wire transfer in U.S. dollars in immediately available funds to an account specified by each Seller or Purchaser, as the case may be, on or prior to the date of the Supplemental Closing.

                 (f) All fees and expenses (other than the fees and expenses of C&L, which shall be borne in accordance with Section 2.3(a)) incurred in connection with the determination of the Purchase Price shall be borne by the party or parties that incurred such fees and expenses, except that the fees and expenses hereunder of the Final Arbiter shall be paid (i) by Purchaser if the Adjustment Amount (as determined by the Final Arbiter) results in a Purchase Price higher than the Purchase Price determined using the Adjustment Amount (as determined pursuant to Section 2.3(a)), (ii) one-seventh (1/7) by each Seller if the Adjustment Amount (as determined by the Final Arbiter) results in a Purchase Price lower than the Purchase Price determined using the Adjustment Amount (as determined pursuant to Section 2.3(a)) and
(iii) otherwise, one-half by Purchaser and one-fourteenth (1/14) by each Seller.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF EACH SELLER

                 Except as provided in Section 3.10, each Seller, severally and not jointly, represents and warrants as follows:

                 3.1 Organization and Good Standing. Such Seller is a corporation validly existing and in good standing under the laws of the state of its incorporation.

                 3.2 Authorization of Agreement. Such Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively, as to each Seller, such Seller's "Seller Documents"), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Seller of this Agreement and the Seller Documents have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been, and at or prior to the Closing each Seller Document will be, duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto), this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 3.3      Consents of Third Parties; Non-Contravention.

                 (a) No consent, waiver, approval or authorization of (collectively, "Consents"), or declaration or filing with, or notification to, any Governmental Body (to the Knowledge of such Seller) or other Person which has not been previously obtained, made or filed is required on the part of such Seller or any Affiliate of such Seller (or by the Company solely by reason of such Seller's ownership and proposed sale of its Share) in connection with the execution, delivery and performance by such Seller of this Agreement or the Seller Documents, or the consummation by such Seller of the transactions contemplated hereby and thereby, except (i) for compliance with the applicable requirements of the HSR Act; (ii) as set forth in Section 3.3(a) of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller and its Affiliates); or

(iii) where any failure to obtain any such Consent, or to make such declaration, filing or notification would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of such Seller to consummate the transactions contemplated hereby.

                 (b) Except as set forth in Section 3.3(b) of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller), the execution, delivery and performance by such Seller of this Agreement and each of the Seller Documents, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate or articles of incorporation or by-laws (or comparable organizational documents) of such Seller; (ii) subject to obtaining the Consents referred to in Section 3.3(a) of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller and its Affiliates), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration of any right or obligation of such Seller under, any lease, agreement, commitment or other instrument to which such Seller is a party or by which such Seller or any of its properties is bound; (iii) subject to obtaining the Consents set forth in Section 3.3(a) of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller and its Affiliates) and assuming compliance with the applicable requirements of the HSR Act, violate, or result in a breach of or constitute a default under, any Law applicable to such Seller or any Affiliate of such Seller; or (iv) result in the creation of any Lien upon the Share owned by such Seller, other than, in the cases of clauses (ii) and (iii), any violation, conflict, breach, termination, default, cancellation or acceleration which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of such Seller to consummate the transactions contemplated hereby.

                 3.4 Ownership and Transfer of Shares. Such Seller is the record and beneficial owner of one (1) Share, free and clear of all Liens. Upon transfer of such Share to Purchaser at the Closing, Purchaser will receive valid title to such Share, free and clear of any Lien.

                 3.5 Taxes. Such Seller is not a foreign person within the meaning of Section 1445 of the Code.

                 3.6 Litigation. As of the date hereof, except as set forth in Section 3.6 of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller and its Affiliates), there are no Legal Proceedings pending against such Seller or any of its Affiliates or, to the Knowledge of such Seller, threatened against such Seller or any such Affiliate, in any such case that question or challenge the validity of this Agreement or any action taken or to be taken by such Seller or any such Affiliate in connection with the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 3.6 of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller and its Affiliates), neither such Seller nor any of its Affiliates is subject to any outstanding Order which (i) has had since December 31, 1995 or would have, individually or in the aggregate, a Material Adverse Effect or (ii) would materially impair or delay the ability of such Seller to consummate the transactions contemplated hereby.

                 3.7 Affiliate Contracts. Except as set forth in Section 3.7 of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller and its Affiliates):

                 (a) each of the Affiliate Contracts to which such Seller or any Affiliate of such Seller is a party is valid and enforceable against such Seller or such Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

                 (b) there is no material default under any Affiliate Contract to which such Seller or any Affiliate of such Seller is a party by such Seller or such Affiliate or, to the Knowledge of such Seller, by any other party thereto, and no event has occurred that with the giving of notice or lapse of time or both would constitute a material default thereunder by such Seller or such Affiliate or, to the Knowledge of such Seller, any such other party; and

                 (c) neither the Company nor any of its Subsidiaries has given notice (which remains outstanding) to such Seller or any Affiliate of such Seller of or made a claim against such Seller or such Affiliate with respect to any material breach or default which remains uncured under any such Affiliate Contract.

                 3.8 Financial Advisors. No Person has acted directly or indirectly as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement, except that Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Lehman Brothers Inc. ("Lehman Brothers" and, together with Morgan Stanley, "Sellers' Advisors") have acted as financial advisors on behalf of all Sellers, and no Person other than Sellers' Advisors is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of such Seller or by such Seller on behalf of the Company.

                 3.9 Information Supplied; No Misrepresentation. To the Knowledge of such Seller, none of the information supplied or to be supplied by such Seller or any Affiliate of such Seller specifically for inclusion or incorporation by reference in any declaration or filing with, or notification to, any Governmental Body in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 3.10 Certain Tax Matters. Each of Pacific Bell and Telesector, severally and not jointly, represents and warrants that, based solely on investigations undertaken by such Seller at the request of Purchaser (the extent and findings of which previously have been disclosed to and discussed with Purchaser) and without further inquiry, to the actual knowledge of the persons who conducted such investigations, such Seller has not claimed any deduction for federal income tax purposes with respect to any Unbilled Formative Project Revenues for any taxable year ended prior to the date of this Agreement.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants as follows:

                 4.1 Organization and Good Standing. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority, and all material governmental licenses, permits, consents and approvals required, to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where any failure to so qualify or be in good standing has not had since December 31, 1995, or would not have, individually or in the aggregate, a Material Adverse Effect.

                 4.2 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Company Documents"), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Company Documents have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and at or prior to the Closing each Company Document will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto), this Agreement constitutes, and each Company Document when so executed and delivered will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 4.3      Subsidiaries.

                 (a) Section 4.3(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated, each class and number of shares of its authorized capital stock or other ownership interests (collectively, "capital stock"), the number of shares or other units of each class issued and outstanding and the record owner(s) of such shares or other units.

                 (b) Each Subsidiary is a corporation validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority, and all material governmental licenses, permits, consents and approvals required, to own, lease and operate its properties and to carry on its business as now conducted. Each Subsidiary is duly qualified or authorized to do business as a foreign organization and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where any failure to so qualify or be in good standing has not had since December 31, 1995, or would not have, individually or in the aggregate, a Material Adverse Effect.

                 (c) Except as set forth in Section 4.3(c) of the Company Disclosure Schedule and except for the Company's Subsidiaries listed in Section 4.3(a) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries (i) owns beneficially or of record any shares or other units of capital stock or any other security of any other Person or (ii) has any other equity investment in any other Person.

                 (d) The outstanding shares or other units of capital stock of each Subsidiary were duly authorized for issuance and are validly issued, fully paid and non-assessable and are owned by the Company free and clear of all Liens.

                 (e) There are no agreements, arrangements or understandings with respect to the voting, sale or transfer of shares of the capital stock of any Subsidiary to which the Company or any Subsidiary is a party.

                 4.4      Capitalization.

                 (a) The authorized, issued and outstanding capital stock of the Company consists of the Shares. All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. The issuance of such Shares was not subject to any preemptive or similar rights.

                 (b) There are no outstanding options or rights of any kind to which the Company or any Subsidiary is a party to acquire any securities of any class, or any securities convertible into any securities of any class, of the Company or any of the Subsidiaries, nor are there any agreements, arrangements, understandings or obligations of the Company or any Subsidiary to issue any such options, rights or securities.

                 (c) There are no outstanding agreements, arrangements, understandings or obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any of the Subsidiaries.

                 4.5 Charters and By-Laws. Copies of the certificate of incorporation and by-laws (or comparable organizational documents) of the Company and each of the Subsidiaries have been delivered or otherwise made available to Purchaser prior to the date of this Agreement and such copies are complete and correct as of the date of this Agreement.

                 4.6      Consents of Third Parties; Non-Contravention.

                 (a) No Consent of, or declaration or filing with, or notification to, any Governmental Body (to the Knowledge of the Company) or other Person which has not been previously obtained, made or filed is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement or the Company Documents, or the consummation by the Company of the transactions contemplated hereby or thereby except (i) as set forth in Section 4.6(a) of the Company Disclosure Schedule; or (ii) where any failure to obtain such Consent, or to make such declaration, filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby to be effected by the Company; it being understood that nothing in this Section 4.6(a) is intended to address the subject matter of the representations of Sellers contained in Section 3.3(a) hereof.

                 (b) Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, the execution, delivery and performance by Sellers and the Company, as the case may be, of this Agreement, each of the Seller Documents and each of the Company Documents, and the consummation by Sellers and the Company of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any Subsidiary; (ii) subject to obtaining the Consents referred to in Section 4.6(a) of the Company Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration of any right or obligation of the Company under, any lease, agreement, commitment or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound; (iii) assuming compliance with the matters set forth in Section 4.6(a) hereof, violate, or result in a breach of or constitute a default under, any Law applicable to the Company or any Subsidiary; or (iv) result in the creation of any Lien (other than any Lien created or consented to in writing by Purchaser) upon any properties or assets of the Company or any Subsidiary, other than, in the cases of clauses (ii), (iii) and (iv), any violation, conflict, breach, termination, default, cancellation, acceleration or Lien which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of the Company or Sellers to consummate the transactions contemplated hereby.

                 4.7 Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 1995, 1994 and 1993 and the audited consolidated statements of income and cash flows of the Company for the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993, each of which has been accompanied by the report of C&L (collectively, the "Financial Statements"), were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and except as set forth in Section 4.7 of the Company Disclosure Schedule). The unaudited consolidated balance sheet of the Company and its Subsidiaries at June 30, 1996 (the "Balance Sheet Date") and the unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the six-month period then ended (the "Interim Financial Statements" and, together with the Financial Statements, the "Company Statements"), were, except as provided therein, and except as set forth in
Section 4.7 of the Company Disclosure Schedule and for the absence of footnotes and schedules, prepared in accordance with GAAP applied on a basis consistent with the Financial

Statements. The Company Statements present fairly, in all material respects, the consolidated financial position, and the consolidated results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated, subject, with respect to the Interim Financial Statements, to normal year-end audit adjustments.

                 4.8 No Undisclosed Liabilities. None of the Company or any of its Subsidiaries has or is subject to any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, including, without limitation, those which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) except (i) as set forth in (A) (1) the notes to the Company Statements as of and for the year ended December 31, 1995 or (2) the unaudited consolidated balance sheet of the Company and its Subsidiaries at the Balance Sheet Date or (B) Section 4.8 of the Company Disclosure Schedule, (ii) for liabilities and obligations incurred prior to the Balance Sheet Date in the ordinary course of business consistent with past practice which would not be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) and that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, have a Material Adverse Effect and (iv) for other liabilities and obligations incurred since the Balance Sheet Date that would not, individually or in the aggregate, have a Material Adverse Effect.

                 4.9 Absence of Certain Changes. (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted the Business in the ordinary course consistent with past practice from December 31, 1995 to and including the date of this Agreement and there has not been since December 31, 1995 and on or prior to the date of this Agreement:

                          (i) any declaration, setting aside or payment of any dividend or other distribution in respect of any capital stock of the Company;

                     (ii) any incurrence, assumption or guaranty by the Company or any Subsidiary of any indebtedness for borrowed money other than (A) in the ordinary course of business in amounts and on terms consistent with past practice, (B) borrowings under existing lines of credit in the ordinary course of business, (C) indebtedness of the Company or any wholly-owned Subsidiary to the Company or any wholly-owned Subsidiary, or (D) guarantees by the Company or any wholly-owned Subsidiary of indebtedness of the Company or any wholly-owned Subsidiary in the ordinary course of business in amounts and on terms consistent with past practice; provided, that the aggregate amount of indebtedness for borrowed money incurred, assumed or guaranteed pursuant to clause (A), (B) and (D) did not exceed $200,000,000 in the aggregate at any one time outstanding;

                    (iii) (A) any increase above normal and usual merit or cost-of-living increases in the compensation payable or to become payable by the Company or any Subsidiary to any of its respective directors, officers, Key Employees or, other than in the ordinary course of business consistent with past practice, other employees, (B) any increase in the coverage or benefits available under any (or the creation of any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or employees of the Company or any Subsidiary or
         (iii) the entry into any employment, deferred compensation, severance, consulting (in which a Person is acting as a consultant to the Company or any Subsidiary) or similar agreement (or any amendment to any such agreement existing on December 31, 1995 to which the Company or any Subsidiary is a party) involving a director or employee of the Company or a Subsidiary;

                          (iv) any creation or assumption by the Company or any Subsidiary of any Lien (other than Liens specifically set forth in any section of the Company Disclosure Schedule and Permitted Encumbrances) on any of the properties or assets (whether tangible or intangible) of the Company or any Subsidiaries;

                      (v) any making of any loan or advance to, or capital contributions to or investments in, any Person (other than loans, advances, capital contributions and investments to or in wholly-owned Subsidiaries);

                     (vi) any damage, destruction or other casualty or loss (whether or not covered by insurance) affecting the Business or assets of the Company or any Subsidiary which has had or would have, individually or in the aggregate, a Material Adverse Effect; or

                    (vii) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

                   (viii) any material change in any method of accounting or accounting practice by the Company or any Subsidiary;

                     (ix) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case material to the Company, other than transactions and commitments entered into or made in the ordinary course of business consistent with past practice and other than the Permitted Transactions; or

                      (x) any commitment or agreement to do any of the foregoing, except as otherwise permitted by this Agreement.

                 (b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, since December 31, 1995 there has not been any event or change (other than as a result of or arising from (i) general economic conditions or (ii) (other than insofar as this representation relates to events or changes pertaining to or involving the Sellers or any of their Affiliates) the identity of Purchaser (as opposed to the fact or terms of the transactions contemplated hereby)) which has had, or, to the Knowledge of the Company, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                 4.10 Taxes. Except as set forth in Section 4.10 of the Company Disclosure Schedule, (i) all material Tax

Returns required to be filed by or on behalf of the Company or any Subsidiary have been filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings); (ii) as of the time of filing, the Tax Returns described in clause (i) of this Section 4.10 were true, complete and correct in all material respects; (iii) all Taxes shown as due and payable on the Tax Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) all federal income Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 1993 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (v) neither the Company nor any Subsidiary is delinquent in the payment of any material Tax or has requested any extension of time within which to file any material Tax Return and has not yet filed such Tax Return; (vi) neither the Company nor any Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired;
(vii) there is no material claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of Taxes;
(viii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any Taxing Authority;
(ix) neither the Company nor any Subsidiary has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code; (x) neither the Company nor any Subsidiary is currently under any contractual obligation to pay any amounts of the type described in clause (iii) of the definition of "Tax" and (xi) neither the Company nor any Subsidiary has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in method of accounting for a Pre-Closing Tax Period or has knowledge that the Internal Revenue Service has proposed any such adjustment or change in method of accounting.

                 4.11  Intangible Property.

                 (a) The Company and its Subsidiaries (i) own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is used in the Business as currently conducted by the Company and its Subsidiaries and (ii) have taken all reasonable steps to protect such Intellectual Property owned by the Company or its Subsidiaries; it being understood and agreed that nothing in this Section 4.11(a) is intended to address the subject matter of the Company's representations (including, without limitation, with respect to the infringement of third parties' Intellectual Property) set forth in Sections 4.11(e) and 4.11(h).

                 (b) Section 4.11(b) of the Company Disclosure Schedule separately lists (i) all patents and all registered and unregistered trademarks, trade names and service marks, registered copyrights, and where applicable, applications for each of the foregoing, and maskworks owned by the Company or a Subsidiary and, where applicable, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, and the number or other identifier used by such jurisdiction with respect to such Intellectual Property right; (ii) all material licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized by the Company or any Subsidiary to use any Intellectual Property owned by the Company or any Subsidiary; (iii) all material licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any Intellectual Property owned by a third party ("Third Party Intellectual Property") which is incorporated in, is, or forms a part of any products or services of the Company or any Subsidiary that are material to their respective businesses; and (iv) all material licenses pursuant to which the Company or any Subsidiary is authorized to use software owned or licensed by a third party.

                 (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is, nor will it be as a result of the execution and delivery of this Agreement and the Company Documents, the performance of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, in breach of any license, sublicense or other agreement to which it is a party relating to Intellectual Property, Third Party Intellectual Property or software owned or licensed by a third party, which breach would, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

                 (d) Except in connection with the agreements with third parties listed in Section 4.11(d) of the Company Disclosure Schedule, the Company has not granted any right to create, use, display, reproduce, modify, distribute, market or exploit products or services containing or embodying any Intellectual Property which is material to the Company and its Subsidiaries taken as a whole.

                 (e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company has not received any notice and has no Knowledge to the effect that the design, manufacture, marketing, licensing and sale of the products of the Company and of its Subsidiaries infringes, misappropriates or unlawfully uses or discloses any Third Party Intellectual Property, except where such infringement, misappropriation or unlawful use or disclosure would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

                 (f) It is the policy of the Company and its Subsidiaries to require, and the Company and its Subsidiaries have secured, valid written agreements from all of their respective current and former employees, consultants and independent contractors restricting the use and disclosure of the Intellectual Property owned by the Company or its Subsidiaries, as the case may be, and providing, in the case of employees, for assignment to the Company or its Subsidiaries from all such employees who contribute or have contributed to the creation and development of Intellectual Property of the rights to such contributions. A true, correct and complete copy of the form of nondisclosure and confidentiality agreement currently used by the Company and its Subsidiaries for such employees has been provided to Purchaser. To the Knowledge of the Company, all use, disclosure or appropriation of confidential information comprised of or embodied in Intellectual Property owned by the Company or any Subsidiary, by or to a third party, has been pursuant to the terms of a written confidentiality agreement executed with such third party, except where the failure of such to be the case could not, individually or in the aggregate, reasonably be expected to be material to the

Company and its Subsidiaries taken as a whole. To the Company's Knowledge, all use, disclosure or appropriation of confidential information comprised of or embodied in Intellectual Property not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or its Subsidiary and the owner of such Intellectual Property, or is otherwise lawful, except where the failure of such to be the case would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

                 (g) Subject to the disclosures made in Section 4.11(h) of the Company Disclosure Schedule, all of the material and registered trademarks, tradenames, service marks and copyrights are valid and subsisting, all patents owned by the Company or any Subsidiary are subsisting and, to the Knowledge of the Company (without independent investigation), all patents owned by the Company or any Subsidiary are valid.

                 (h) Except as set forth in Section 4.11(h) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has received a pending written or, to the Knowledge of the Company, oral assertion or claim challenging the validity of the Company's Intellectual Property listed in Section 4.11(b) of the Company Disclosure Schedule which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole, (ii) neither the Company nor any Subsidiary has received any written or oral notice or has any Knowledge to the effect that the conduct of the Business as heretofore and currently conducted conflicts in any way with any Third Party Intellectual Property that, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole, (iii) to the Knowledge of the Company, there are no infringements, misappropriations or unlawful uses of any proprietary rights or other Intellectual Property owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole, and
(iv) without limiting the foregoing, neither the Company nor any Subsidiary (x) is a party to any pending Legal Proceeding which involves a claim of infringement, misappropriation or unlawful use of (A) any Third Party Intellectual Property or (B) any Intellectual Property owned by the Company or any Subsidiary or (y) since January 1, 1995, has brought any Legal Proceeding for infringement, misappropriation or unlawful use of Intellectual Property or breach of any license, sublicense or agreement involving Intellectual Property against any third party.

                 (i) With respect to patent applications filed and patents issued based on inventions or improvements of employees made or conceived in the course of their employment by the Company, it is the policy and routine practice of the Company to require such patents or applications to be assigned to the Company and to record the assignments thereof in the United States Patent and Trademark Office.

                 4.12  Material Contracts.

                 (a) The Company has delivered or otherwise made available to Purchaser prior to the date hereof true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound that are in effect on the date of this Agreement and are material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, including, without limitation: (i) all employment, consulting (in which an individual is acting as a consultant to the Company or any of its Subsidiaries under an agreement having a term of at least one year or requiring payments by the Company and its Subsidiaries greater than $250,000 per annum), severance, golden parachute or indemnification contracts (other than indemnification contracts, agreements or provisions (not relating to individuals) in the context of the Company's and its Subsidiaries' commercial contracts entered into in the ordinary course of their respective businesses) (including, without limitation, any contract to which the Company is a party involving employees of the Company or any of its Subsidiaries); (ii) all material license agreements (including, without limitation, the license agreement pertaining to the Company's use of the names "Bell" and "Bellcore" and the "Bell" logo); (iii) all partnership, joint venture or similar agreements; (iv) all agreements currently in effect relating to the acquisition, sale or lease of properties or assets of the Company or any of its Subsidiaries (by merger, purchase or sale of assets or stock or otherwise) requiring payments to or by the Company or any Subsidiary of at least $500,000 in any 12-month period; (v) all leases of real property to which the

Company or any of its Subsidiaries is a party, and all assignments relating thereto; (vi) all contracts or agreements with any Governmental Body; (vii) the Master Agreements for Software and Services (the "Master Agreements"), each dated effective as of the Ownership Change (as defined therein), as amended to date, between the Company and each Seller and all Work Statements (as defined therein) executed as of the date hereof; (viii) all other material contracts and agreements (including, without limitation, those relating to single owner proprietary work) between the Company or any Subsidiary and any Seller or any Affiliate of any Seller (together with the Master Agreements and the Work Statements, "Affiliate Contracts"); (ix) all contracts and agreements imposing any restriction on the right or ability of the Company or any Subsidiary to compete with any other Person and (x) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 6.2 hereof, the "Contracts"). All contracts and agreements (and all amendments, modifications and supplements thereto and all side letters) to which the Company is a party of the type referred to in, or otherwise within the scope of, this Section 4.12(a) are listed in Section 4.12(a) of the Company Disclosure Schedule.

                 (b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule:

                          (i)  each of the Contracts to which the Company or
any Subsidiary is a party is valid and enforceable against the Company and its Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity);

                          (ii)  there is no default under any Contract either
by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the giving of notice or the lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, in any such case in which such default or event has had since December 31,

1995, or would have, individually or in the aggregate, a Material Adverse Effect; and

                          (iii)  no party to any such Contract has given notice
to the Company or any Subsidiary of or made a claim against the Company or any Subsidiary with respect to any breach or default thereunder, in any such case in which such breach or default has had since December 31, 1995, or would have, individually or in the aggregate, a Material Adverse Effect.

                 4.13 Employee Benefits. (a) Section 4.13(a) of the Company Disclosure Schedule identifies each Employee Plan. The Company has furnished or made available to Purchaser copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. No Employee Plan is a Multiemployer Plan, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, except as otherwise disclosed in Section 4.13(a) of the Company Disclosure Schedule.

                 (b) Section 4.13(b) of the Company Disclosure Schedule identifies each Title IV Plan. No events, conditions or circumstances have occurred or currently exist which would reasonably be expected to subject the Company, its Subsidiaries or any ERISA Affiliate to liabilities under Title IV of ERISA (other than the payment of premiums to the PBGC).

                 (c) The Company, its Subsidiaries and its ERISA Affiliates have satisfied all contribution requirements under Section 412 of the Code, to the extent applicable to any qualified pension plan maintained by the Company, its Subsidiaries or any ERISA Affiliates.

                 (d)      No transaction prohibited by Section 406 of ERISA or
Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement that is covered by Title I of ERISA, which transaction has caused or will cause the Company or any Subsidiary to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

                 (e) As of December 31, 1995, the fair market value of the assets held under the qualified defined benefit plans maintained by the Company and its Subsidiaries (the "DB Plans"), was $1,159,711,230, and the projected benefit obligations (within the meaning of FAS 87) under such DB Plans as of January 1, 1996, were $959,766,247. The fair market value of the assets of the DB Plans on July 31, 1996 was $1,156,625,927, and since December 31, 1995 there has been no material adverse change in the benefit liabilities under such plans other than arising as a result of benefit accruals, retirements and salary increases, all of which have occurred in the ordinary course consistent with past practice.

                 (f)      Each Employee Plan which is intended to qualify under
Section 401(a) or Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service regarding its qualified status and to the Knowledge of the Company nothing has occurred that would reasonably be expected to adversely affect such status. There is no pending audit or, to the Knowledge of the Company, investigation with respect to any Employee Plan by the Internal Revenue Service, the Department of Labor or the PBGC.

                 (g) Section 4.13(g) of the Company Disclosure Schedule identifies each Benefit Arrangement. The Company has furnished or made available to Purchaser copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

                 (h) Except as disclosed in Section 4.15 of the Company Disclosure Schedule, there are no Legal Proceedings (other than routine claims for benefits) pending or to the Knowledge of the Company threatened with respect to any Employee Plan or Benefit Arrangement or against the assets of any Employee Plan or Benefit Arrangement.

                 (i) Except as disclosed in Section 4.13(i) of the Company Disclosure Schedule, no Employee Plan or Benefit Arrangement provides for the payment of any benefit or increases any benefit solely as a result of the transactions contemplated by this Agreement or a sale of the Company or its assets.

                 (j) Except as disclosed on Section 4.13(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any announced plan or legally binding commitment to create any new material Employee Plan or Benefit Arrangement, or to amend or modify in any material respect or to terminate any existing Employee Plan or Benefit Arrangement.

                 (k) The factual data underlying the reports provided by the Company to Purchaser regarding FAS 106 and FAS 112 are complete and accurate in all material respects.

                 4.14 Labor. (a) Neither the Company nor any Subsidiary is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any Subsidiary.

                 (b) Subject to the disclosures of alleged violations described in Section 4.15 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, the failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect and (ii) there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any of their employees or former employees. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board. There are no strikes, slowdowns, work stoppages, lockouts, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to the Knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any Subsidiary.

                 4.15 Litigation. As of the date hereof, except as set forth in Section 4.15 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company that question or challenge any action taken or to be taken by the Company or any Subsidiary in connection with the consummation of the transactions contemplated hereby. Section 4.15 of the Company Disclosure Schedule sets forth a true and correct list of all Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any properties or assets of the Company or any Subsidiary, at law or in equity, which, individually or in the aggregate, if determined or resolved adversely to the Company or any Subsidiary in accordance with plaintiff's demands, would have a Material Adverse Effect. Except as set forth in Section 4.15 of the Company Disclosure Schedule, none of the Company or any of the Subsidiaries is subject to any outstanding Order applicable to the Company or any of its Subsidiaries which (i) has had since December 31, 1995 or would have, individually or in the aggregate, a Material Adverse Effect or (ii) would materially impair or delay the ability of Sellers to consummate the transactions contemplated hereby; it being understood that the representation of the Company set forth in this sentence does not address any Order that is addressed in the representation of Sellers set forth in the last sentence of Section 3.6.

                 4.16  Compliance with Laws.  Except as set forth in Section
4.16 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all Laws applicable to the Company or any of its Subsidiaries, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein.

                 4.17  Environmental Matters.  Except as disclosed in Section
4.17 of the Company Disclosure Schedule, (i) the operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect, (ii) neither the Company nor its Subsidiaries is subject to any action, claim, suit, proceeding, or, to the Knowledge of the Company, investigation alleging the violation of or liability under any Environmental Law, which proceeding would result in a Material Adverse Effect,
(iii) neither the Company nor its Subsidiaries has received any notice, demand, request for information, summons or Order from any Person relating to actual or potential liability under any Environmental Law which would, individually or in the aggregate, result in a Material Adverse Effect, (iv) no property now or previously owned, leased or operated by the Company or any of its Subsidiaries (or any predecessor thereof) nor any property to which the Company or any Subsidiary (or any predecessor thereof) has, directly or indirectly, transported or arranged for the transportation of any hazardous substances is listed or proposed for listing on the National Priority List issued by the United States Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or CERCLIS (as defined in CERCLA) or on any similar federal, state or local list of sites requiring investigation or clean-up, except where the result of being so listed has not had since December 31, 1995 or would not have, individually or in the aggregate, a Material Adverse Effect, (v) no hazardous substance, waste or material (as defined in or regulated under any Environmental Law, and including without limitation asbestos, asbestos-containing materials, petroleum, its derivatives, by-products and other hydrocarbons) has been disposed of, spilled or released at, on, under or from any property now owned, leased or operated by the Company or any Subsidiary (or any predecessor thereof) or by the Company or its Subsidiaries (or any predecessor thereof) at any other property, including any property now or previously owned, leased or operated by the Company or any of its Subsidiaries (or any predecessor thereof), except where such disposal, spill or release has not had and could not reasonably be expected to have a material adverse effect on human health or the environment and has not been required and could not reasonably be expected to be required to undergo investigation or cleanup under any applicable Environmental Laws, and (vi) neither the Company nor any Subsidiary has any contractual obligation with a third party or governmental authority pursuant to which it has agreed to pay for, provide indemnification to or perform remedial or investigative activities with respect to any matters relating to any Environmental Law.

                 4.18 Real Property. (a) Section 4.18(a) of the Company Disclosure Schedule describes all real property owned ("Owned Properties") or leased ("Leased Properties") by the Company or any Subsidiary.

                 (b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, the Company or a Subsidiary has good title to each Owned Property, free and clear of all Liens (other than Permitted Encumbrances).

                 (c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, the Company or a Subsidiary has a valid and subsisting leasehold estate in each of the Leased Properties, free and clear of all Liens (other than Permitted Encumbrances).

                 4.19 Title to Property. The Company or its Subsidiaries has good title to all of the tangible assets and properties (excluding those assets and properties which are licensed or leased by the Company or its Subsidiaries), and a valid and subsisting leasehold interest in all of the tangible assets and properties leased by it, used in the conduct of the Business, or reflected on the most recent balance sheet included in the Company Statements or acquired after the Balance Sheet Date, in each instance free and clear of all Liens (other than Permitted Encumbrances).

                 4.20 Insurance. (a) Section 4.20(a) of the Company Disclosure Schedule sets forth a list of the policies of fire, casualty, liability, workmen's compensation and other forms of insurance maintained by the Company and its Subsidiaries to insure their respective businesses, operations, employees and the use and operation of their respective assets and properties (the "Insurance Policies").

                 (b) All premiums under each Insurance Policy have been duly paid to date and each Insurance Policy is in full force and effect in accordance with its terms and, except as set forth in Section 4.20(b) of the Company Disclosure Schedule, will not terminate or lapse by reason of the transactions contemplated hereby.

                 4.21 Intercompany Accounts. Section 4.21 of the Company Disclosure Schedule contains a complete list of all intercompany balances as of August 31, 1996 between the Company and any Subsidiary, on the one hand, and any Seller and any Affiliate of any Seller, on the other hand.

                 4.22 Information Supplied; No Misrepresentation. To the Knowledge of the Company, none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in any declaration or filing with, or notification to, any Governmental Body in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Purchaser hereby represents and warrants as follows:

                 5.1 Organization and Good Standing. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

                 5.2 SEC Reports; Financial Statements. Purchaser has filed all forms, reports and documents required to be filed with the SEC since January 1, 1993 and prior to the date hereof, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. Purchaser has heretofore delivered or made available to the Company, in the form filed with the Securities and Exchange Commission (the "SEC") (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1993, 1994 and 1995, (ii) all definitive proxy statements relating to Purchaser's meetings of shareholders (whether annual or special) held since January 1, 1993 and prior to the date hereof and (iii) all other reports or registration statements filed by Purchaser with the SEC since January 1, 1993 and prior to the date hereof (the "Purchaser SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser included in the Purchaser SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments).

                 5.3 Absence of Changes. Except as publicly disclosed by Purchaser in the Purchaser SEC Reports, since December 31, 1995, there has not been (a) a Purchaser Change of Control or (b) any event or change (other than as a result of or arising from general economic conditions) which has had, or, to the Knowledge of Purchaser, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole and which would reasonably be expected to have, directly or indirectly, a Material Adverse Effect after the Closing.

                 5.4 No Disposition of Stock or Assets. There are no agreements, arrangements or understandings (written or otherwise) to which Purchaser or any of its Affiliates is a party or by which Purchaser or any of its Affiliates is bound (a) relating to or contemplating, directly or indirectly, a Purchaser Change of Control or (b) requiring such Person to issue, sell, transfer or otherwise dispose of any shares of Purchaser's capital stock (other than the issuance of Purchaser's capital stock to employees of Purchaser or any of its Affiliates or pursuant to any employee stock ownership or other employee benefit plan maintained by Purchaser or any Affiliate of Purchaser and agreements, arrangements or understandings with prospective employees to issue Purchaser's capital stock to them upon their becoming employees of Purchaser or any of its Affiliates) or, following the Closing, shares of the Company's capital stock or any significant portion of the Company's assets, and no such Person has any plan or intention to effect any such issuance, sale, transfer or other disposition.

                 5.5 Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Purchaser Documents"), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Documents have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and at or prior to the Closing each Purchaser Document will be, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 5.6      Consents of Third Parties; Non-Contravention.

                 (a) No Consent of, or declaration or filing with, or notification to, any Governmental Body (in the case of any Consent, declaration, filing or notification arising solely by reason of the identity of the Company or the nature of the Business, to the Knowledge of Purchaser) which has not been previously obtained, made or filed is required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or the Purchaser Documents, or the consummation by Purchaser of the transactions contemplated hereby or thereby except (i) for compliance with the applicable requirements of the HSR Act; (ii) as set forth in Section 5.6(a) of the Purchaser Disclosure Schedule; or (iii) where any failure to obtain such Consent or to make such declaration, filing or notification would not, individually or in the aggregate, materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby to be effected by the Purchaser; it being understood that nothing in this Section 5.6(a) is intended to address the subject matter of (i) the representations of Sellers contained in Section 3.3(a) or (ii) the representations of the Company contained in Section 4.6(a).

                 (b) Except as set forth in Section 5.6(b) of the Purchaser Disclosure Schedule, the execution, delivery and performance by Purchaser of this Agreement and each of the Purchaser Documents, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation or by-laws
(or comparable organizational documents) of Purchaser; (ii) subject to obtaining the Consents referred to in Section 5.6(a) of the Purchaser
Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration of any right or obligation of Purchaser under, any lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser or any of its properties is bound; or (iii) assuming compliance with the matters set forth in Section 5.6(a) hereof, violate, or result in a breach of or constitute a default under, any Law applicable to Purchaser, other than in the cases of clauses (ii) and (iii) any violation, conflict, breach, termination, default, cancellation or acceleration, which would not, individually or in the aggregate, materially impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

                 5.7 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser that question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby or that would impair or delay the ability of Purchaser to consummate the transactions contemplated hereby.

                 5.8 Financing. Purchaser has discussed the transactions contemplated hereby with its current and prospective financing sources and, based on such discussions, Purchaser reasonably believes that it will be able to obtain sufficient funds from such financing sources or otherwise (the "Financing") to effect the Closing and all other transactions contemplated by this Agreement on a timely basis (it being acknowledged and agreed that it shall not be a condition to Purchaser's obligation to effect the Closing that Purchaser shall have obtained the Financing).

                 5.9      Investment Representation and Acknowledgment.

                 (a) Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the resale or distribution (as such term is used in Section 2(11) of the Securities Act) thereof.
Purchaser understands and acknowledges that the Shares have not been registered under the Securities Act and cannot be sold, transferred, pledged, hypothecated or otherwise disposed of unless subsequently registered under the Securities
Act or an exemption from such registration is available.

                 (b) Purchaser possesses such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment hereunder. Purchaser acknowledges that it has conducted its own investigation of the business and affairs of the Company and the Subsidiaries and it has received all the information that it requested from, and has had an opportunity to ask questions of and receive answers from officers and representatives of, Sellers and the Company concerning the Company and the Subsidiaries.

                 (c) Notwithstanding anything to the contrary contained in this Agreement, none of Sellers or the Company shall be deemed to have made to Purchaser, and Purchaser is not relying upon, any representation or warranty other than as expressly made by Sellers or the Company in this Agreement. Without limiting the generality of the foregoing, Purchaser is not relying upon any representation or warranty to Purchaser with respect to: (i) any projections, forecasts, estimates or budgets heretofore delivered, described or made available to Purchaser of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business and operations of the Company or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Company or its business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, except, in the case of clauses
(i) and (ii), as expressly contained in this Agreement.

                 5.10 Investment Company Act. Purchaser is not, nor is Purchaser directly nor indirectly controlled by any Person that is, an investment company within the meaning of the Investment Company Act of 1940, as amended (an

"Investment Company"), and, immediately following the consummation of the transactions contemplated by this Agreement, Purchaser will not be, nor will Purchaser be directly or indirectly controlled by any Person that will be, an Investment Company.

                 5.11 Financial Advisors. No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement except for Lazard Freres & Co. LLC ("Purchaser's Advisor") and no Person other than Purchaser's Advisor is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

                 5.12 Information Supplied; No Misrepresentation. To the Knowledge of Purchaser, none of the information supplied or to be supplied by Purchaser specifically for inclusion or incorporation by reference in any declaration or filing with, or notification to, any Governmental Body in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE VI
                       FURTHER AGREEMENTS OF THE PARTIES

                 6.1      Access to Information; Board Observer;
Confidentiality.

                 (a) Sellers and the Company agree that, prior to the Closing Date, Purchaser shall be entitled, through its authorized officers, employees and representatives (including, without limitation, its legal counsel, financial advisors, consultants and accountants), to make such reasonable investigation of the properties, business and operations of the Company and the Subsidiaries and such examination of the books, records and financial condition of the Company and the Subsidiaries as it reasonably requests and to make extracts and copies to the extent necessary of such books and records; provided, however, that (i) the Company shall not be obligated to provide Purchaser with any information the provision of which may be prohibited by Law or con-tractual obligation and (ii) all requests for information, to visit facilities or to interview officers or employees of the Company shall be directed to and coordinated with Rodney L. Everhart, Senior Vice President and Chief Financial Officer of the Company; provided further that, with respect to information which the Company is prohibited from providing to Purchaser as a result of any contractual obligation, the Company shall use its reasonable best efforts to obtain the permission of any relevant Person to the extent necessary to permit the provision of such information to Purchaser. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Sellers and the Company shall cooperate reasonably therein (including, without limitation, by instructing their respective officers, employees, legal counsel, financial advisors and other representatives to cooperate reasonably in connection with Purchaser's investigation).

                 (b)  Prior to the Closing Date, Purchaser shall be entitled to
(i) designate a representative (which representative shall be a corporate officer or director of Purchaser reasonably acceptable to the Majority Sellers) (the "Observer") to (A) attend and participate on its behalf (without any right to vote and whose presence shall not count in any determination of the existence of a quorum) in all annual, regularly scheduled and special meetings of the Board of Directors of the Company, (B) receive and have access to the same information and materials which are made available and/or disseminated to directors of the Company and (C) upon reasonable advance notice, make presentations to the Board of Directors at any such meeting with respect to matters pertaining to the Business, (ii) receive regularly prepared management reports and (iii) upon reasonable request to any of the Company's Chief Executive Officer or Chief Financial Officer and during ordinary business hours, routinely consult with the Company's Chief Executive Officer, Chief Financial Officer, General Counsel and any senior executive of the Company with principal responsibility for software systems, professional services, applied research and customer solutions, it being understood that, to the extent permitted by Law and not otherwise inappropriate under the circumstances (as reasonably determined by the Company's Chief Financial Officer and General Counsel), the parties will endeavor promptly to establish procedures such that Purchaser shall be kept reasonably informed with respect to all significant business matters concerning the Company (including, without limitation, the entry into and evaluation of material fixed price contracts and undertaking Formative and R&I projects) and, to the extent reasonably practicable and not otherwise inappropriate under the circumstances (as reasonably determined by the Company's Chief Financial Officer and General Counsel), Purchaser shall be afforded a reasonable opportunity to review and comment on such matters. Notwithstanding anything to the contrary above, the Board of Directors may, in its sole discretion, determine that an issue to be discussed at a meeting of the Board of Directors, or the provision of certain materials pursuant to clause (B) above, would involve a conflict of interest for Purchaser or otherwise would be inappropriate under the circumstances and exclude Purchaser's representative from attending such meeting or participating in a portion thereof or omit or deny Purchaser access to such materials. In addition, Purchaser will be afforded a reasonable opportunity to review and comment upon the Company's proposed 1997 annual budget and all proposed material amendments and modifications thereto (as approved by the Company's Board of Directors, the "1997 Budget"), and to discuss Purchaser's comments and questions with respect thereto with management and the Board of Directors of the Company (it being understood and agreed that, prior to the Closing, nothing contained in the Agreement shall give Purchaser any right to approve the 1997 Budget or any amendment or modification thereto). Except to the extent objected to in writing (with reasonable specificity) by Purchaser in good faith prior to approval thereof by the Board of Directors, Purchaser shall be deemed to have approved the 1997 Budget (it being understood and agreed that (i) subject to the provisions of Section 6.2 and prior to the Closing, Purchaser's objection as to any aspect of the 1997 Budget or any amendment or modification thereto shall not in any way limit the Company's operations and (ii) any objection by Purchaser as to any aspect of the 1997 Budget based on Purchaser's determination, in its reasonable judgment, that it does not have sufficient information as to such aspect of the 1997 Budget (as a general matter or for purposes of Section 6.2 hereof) shall be deemed to have been made in good faith).

                 (c) All information (whether in written, oral or other form and whether or not displaying proprietary or restrictive markings) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees or affiliates (including, without limitation, Sellers) or their respective representatives (including, without limitation, financial advisors (including, without limitation, Sellers' Advisors), attorneys and accountants) (collectively, the "Company's Representatives") or agents to Purchaser or Purchaser's directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors (including, without limitation, Purchaser's Advisor), attorneys and accountants) or agents or Purchaser's potential sources of financing for the transactions contemplated hereby (collectively, "Purchaser's Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by Purchaser or Purchaser's Representatives in connection with this Agreement or the transactions contemplated hereby (including, without limitation, in connection with Purchaser's or Purchaser's Representatives' review of the Company) which contain or reflect any such information is hereinafter referred to as the "Information". The term Information shall not, however, include information which (i) is or becomes publicly available, other than as a result of a disclosure by Purchaser or Purchaser's Representatives or (ii) is, as of the date hereof, available to Purchaser or Purchaser's Representatives or becomes available to Purchaser, in each case on a nonconfidential basis and without restriction on use or disclosure from a source (other than the Company or the Company's Representatives) which, to the best of Purchaser's Knowledge, is not prohibited from using or disclosing such information to Purchaser or Purchaser's Representatives by a legal, contractual or fiduciary obligation to the Company or any of the Company's Representatives.

                 (d) Purchaser and Purchaser's Representatives (i) will keep the Information confidential and will not (except as required by applicable Law, regulation or legal process, and only after compliance with
Section 6.1(e) below), without the prior written consent of the Company, directly or indirectly disclose any Information in any manner whatsoever or reproduce any Information, in any form, in whole or in part, and (ii) will not use any Information other than in connection with the consummation of the transactions contemplated hereby; provided, however, that Purchaser may reveal the Information only to those of Purchaser's Representatives who (A) need to know the Information for the purpose of consummating the transactions contemplated hereby, (B) are informed by Purchaser of the confidential nature of and the obligations relating to the Information and (C) agree to comply with the obligations and restrictions of this Section 6.1(d). Purchaser further agrees that, except as required by applicable Law or legal process and after compliance with paragraph (e) below, neither Purchaser nor any of Purchaser's Representatives will use any Information in any litigation or legislative or regulatory proceeding. Purchaser will cause Purchaser's Representatives to comply with the terms of this Section 6.1, and Purchaser will be responsible for any breach of this Section 6.1 by any of Purchaser's Representatives.

                 (e) If Purchaser or any of Purchaser's Representatives are requested pursuant to, or required by, applicable Law or legal process to disclose any of the Information, Purchaser will notify the Company (Attention:
General Counsel) promptly prior to any such disclosure so that a protective order or other appropriate remedy may be sought or, in the sole discretion of the Company, compliance with the applicable terms of this Section 6.1 may be waived. In the event that no such protective order or other remedy is obtained, or that compliance with the applicable terms of this Section 6.1 is waived as provided above, Purchaser and Purchaser's Representatives will furnish only that portion of the Information which Purchaser is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

                 (f) If this Agreement is terminated prior to the Closing pursuant to Section 9.1 hereof, Purchaser (i) shall at Purchaser's option (A) promptly destroy all copies of the Information in tangible form in Purchaser's and Purchaser's Representatives' possession and confirm such destruction to Company in writing or (B) promptly return and cause Purchaser's Representatives to return to the Company, at Purchaser's expense, all copies of the Information in tangible form, and thereafter the Information shall be subject to the provisions of the Confidentiality Agreement, dated March 5, 1996, between Morgan Stanley, on behalf of the Company, and Purchaser (the "Confidentiality Agreement") and (ii) shall not use or disclose the Information contained in such books and records for any purpose or make such Information available to any other entity or Person.

                 6.2 Conduct of the Business Pending the Closing. Except as otherwise contemplated by this Agreement, as contemplated by or in accordance with the Company's 1997 Budget (except to the extent such budget is objected to by Purchaser pursuant to Section 6.1(b)), as set forth in Section
6.2 of the Company Disclosure Schedule or for the Permitted Transactions, or with the prior written consent of

Purchaser, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Closing Date:

                 (a)      the Company shall, and shall cause each Subsidiary to:

                          (i)   conduct the Business only in the ordinary
course consistent with past practice (including, notwithstanding anything to the contrary in clause (A) of Section 6.2(a)(ii), to the extent appropriate in the exercise of sound business judgment in light of the Company's performance from time to time, to continue to implement and augment cost reduction measures for the Company and its Subsidiaries); and

                          (ii)  use reasonable commercial efforts to (A)
preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Business (it being understood and agreed that the Company shall not be restricted from adjusting and managing the size of its operations (and related staff and numbers of consultants and independent contractors) in the ordinary course of business and in accordance with business needs and conditions) and (B) preserve the present relationships with Persons having material business dealings with the Company and the Subsidiaries relating to the Business; and

                          (iii) file all Tax Returns required to be filed when
due in accordance with all applicable Laws (taking into account any permitted extensions), and all such Tax Returns shall be true, complete and correct in all material respects; and shall as soon as reasonably practicable file an amended federal income Tax Return for the 1994 taxable year in the form provided to Purchaser prior to the date hereof reflecting a decrease in taxable income of at least $34,000,000 arising from the reversal of the inclusion of Unbilled Formative Project Revenues for such year; and

                 (b) the Company shall not, and shall not cause or permit any Subsidiary to:

                          (i)   declare, set aside, make or pay any dividend
or other distribution in respect of any capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or effect any recapitalization, split or like change in the capitalization of the Company;

                            (ii)  transfer, authorize for issuance, issue, sell
or dispose of any shares of capital stock or other securities of the Company or any Subsidiary or grant options or other rights to purchase or otherwise acquire shares of the Company's or any Subsidiary's capital stock or other securities;

                           (iii)  adopt a plan of complete or partial
liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

                            (iv)  incur, assume or guarantee any indebtedness
for borrowed money, other than (A) in the ordinary course of its business in amounts and on terms consistent with past practice, (B) borrowings under existing lines of credit in the ordinary course of business, (C) indebtedness of the Company or any wholly-owned Subsidiary to the Company or any wholly-owned Subsidiary, or (D) guarantees by the Company or any wholly-owned Subsidiary of permitted indebtedness of the Company or any wholly-owned Subsidiary in the ordinary course of business consistent with past practice; provided that, except to the extent necessary to enable the Company to incur those MediaVantage Formative Costs and Approved R&I Costs contemplated by
Section 6.20(c), the aggregate principal amount of indebtedness for borrowed money incurred, assumed or guaranteed pursuant to clauses (A), (B) and (D) may not exceed $225,000,000 in the aggregate at any one time outstanding;

                             (v)  amend the certificate of incorporation or
by-laws of the Company or any Subsidiary or the terms of any security of the Company or any Subsidiary;

                            (vi)  increase the compensation (other than normal
and usual (but not more frequent than annual) merit or cost-of- living increases in the ordinary course of business) or benefits payable or to become payable to any director, officer or Key Employee of the Company;

                           (vii)  (A) subject to clause (vi) above, other than
as may reasonably be deemed necessary by the Company's management on a case by case basis in order to retain key employees, increase (by reference to individual compensation) the compensation payable or to become payable by the Company or any Subsidiary to any of its respective employees, other than normal and usual merit or cost-of-living increases; (B) subject to clause (vi) above, materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the directors or employees of the Company or any Subsidiary; or (C) enter into any employment, consulting (other than an agreement in which an individual is acting as a consultant to the Company or any of its Subsidiaries having a term or expected term of less than one year that is in the ordinary course of business and consistent with past practice), deferred compensation, severance (other than severance agreements with new employees entered into in the ordinary course of business and consistent in amount and other terms with past practices), golden parachute or similar agreement or individuals' indemnification contracts (of the type referred to in Section 4.12(a)(i)) (or amend any such existing agreement with an individual to which the Company or a Subsidiary is a party) involving an employee or director of the Company or a Subsidiary (other than employment or consulting agreements with employees of the Company or any Subsidiary (other than any director or officer of the Company or any Subsidiary) providing for salary and bonus that is less than $200,000 per annum and other than employment and consulting agreements terminable by the Company or a Subsidiary at will without penalty);

                          (viii)  suffer to exist any Lien (other than Liens
set forth in any section of the Company Disclosure Schedule and other than Permitted Encumbrances) on any of the material properties or assets (whether tangible or intangible) of the Company or any Subsidiary, other than the Excluded Assets;

                            (ix)  (A) acquire (except for (1) purchases of
inventory and supplies in the ordinary course of business, (2) the renewal of leases and (3) capital expenditures (x) during the period August 1, 1996 through December 31, 1996 not exceeding $45 million in the aggregate and (y) during 1997 not exceeding $70 million in the aggregate) any properties or assets with an aggregate value in excess of $10 million or (B) except for the transfer of the Excluded Assets pursuant to the Permitted Transactions and sales, licenses and dispositions of products and services for fair consideration in the ordinary course of business consistent with past practice and the sale for fair consideration of excess or obsolete assets, sell, assign, transfer, convey, lease, license or otherwise dispose of any of the properties or assets of the Company or any Subsidiary where the amount payable to the Company and its Subsidiaries exceeds $2,000,000 in the aggregate (it being understood that any such sales within the foregoing $2,000,000 limitation shall be for fair consideration and shall be consistent with prudent business practice);

                             (x)   pay, discharge, settle or satisfy any
material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement or satisfaction (A) subject to clause (D) herein, in the ordinary course of business consistent with past practice, (B) subject to clause (D) herein, in accordance with their respective terms, (C) in accordance with Orders, (D) in the case of settlements, in amounts not in excess of amounts reserved therefor on the consolidated balance sheet included in the Interim Financial Statements and provided that such settlement does not involve any admission of liability on the part of the Company or any material restriction on any material aspect of the Business, or (E) as permitted by clause (xiii) below;

                            (xi)  other than as required by GAAP or by Law,
make any material alteration with respect to accounting policies, procedures and practices;

                           (xii)  except as set forth in Section 6.2(b)(xii) of
the Company Disclosure Schedule, enter into (A) any material contract, agreement, license or arrangement (including contracts, agreements, licenses or similar arrangements for goods, services or Intellectual Property) with any Seller or any Affiliate of any Seller (or a modification or amendment of a contract, agreement, license or arrangement with any Seller or Affiliate of any Seller which would be material to the Company), other than contracts, agreements, licenses or arrangements (1) with Sellers or their Affiliates that are, in all material respects, on substantially the same terms, in the aggregate, as contracts, agreements, licenses or arrangements with other Sellers or their Affiliates in existence on the date hereof with respect to the same or substantially the same products or services or (2) that are on terms that are, in all material respects, no less favorable, in the aggregate, to the Company than could be obtained in arm's-length negotiations with an unaffiliated third party (including, for purposes of this clause (2), all contracts, agreements, licenses and arrangements for single owner proprietary work), (B) any agreement, license, contract or arrangement with any Seller or any of its Affiliates (or a modification or amendment of a contract, agreement, license or arrangement with any Seller or Affiliate of any Seller) (other than the Master Agreement) that is intended to set forth or govern the terms of more than one contract, agreement or arrangement, (C) except as permitted by clause
(A)(1) or (2) above, any contract, agreement, license or arrangement (including contracts, agreements, licenses or similar arrangements for goods, services or Intellectual Property) with any Seller or any Affiliate of any Seller (or a modification or amendment of a contract, agreement, license or arrangement with any Seller or Affiliate of any Seller which would be material to the Company) requiring payments to or by the Company or any Subsidiary of more than $2,000,000 in the aggregate over the term of such contract or agreement or (D) enter into any material contract, agreement or similar arrangement with any Seller or any Affiliate of any Seller (or a modification or amendment of any such contract, agreement, license or arrangement) pursuant to which the Company or any Subsidiary licenses or otherwise grants to any Seller or any Affiliate of any Seller any rights in respect of any Intellectual Property of the Company or any of its Subsidiaries unless the terms of such license or grant of rights are no less favorable, in any material respect, to the Company than those of the license of Licensed Technical Information or Restricted Licensed Technical Information (each as defined in the Amended Master Agreement), as the case may be, by the Company set forth in the Amended Master Agreement;

                          (xiii)  compromise or settle, or enter into any
agreement which has the effect of compromising or settling, any Legal Proceeding listed in (or which, if such Legal Proceeding had been pending or threatened as of the date of this Agreement, would have been required to be listed in) Section 4.15 of the Company Disclosure Schedule, except as provided in Section 6.2(b)(x)(D) and except that the Company may compromise or settle, or enter into any agreement which has the effect of compromising or settling, any Legal Proceeding provided that the amount of such settlement does not exceed $250,000 individually (or in the aggregate with respect to Legal Proceedings arising out of the same event or transaction) and provided that such compromise or settlement does not involve any admission of liability on the part of the Company or any material restriction on any material aspect of the Business;

                           (xiv)  enter into any labor or collective bargaining
agreement or, through negotiation or otherwise, make any material commitment or incur any material liability to any labor organization with respect to the Company or the Subsidiaries;

                            (xv)  make any loan or advance (other than in the
ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually and $100,000 in the aggregate at any one time outstanding) or capital contribution to, or invest in, any Person (other than loans, advances, capital contributions or investments to or in wholly-owned Subsidiaries of the Company);

                           (xvi)  amend in any material respect any Contract
(other than any Affiliate Contract), other than in the ordinary course of business consistent with past practice;

                          (xvii)  enter into (whether through the entry into of
a new contract or agreement or the modification or amendment of an existing contract or agreement) any (A) fixed price contract or arrangement pursuant to which the payments to be made by the Company's or a Subsidiary's customer under such contract or arrangement or the modification, respectively, exceed (1) in the case of software systems theretofore developed or committed to be developed for another customer, $25 million in the aggregate over the term thereof, (2) in the case of software systems where more than 30% but less than 70% of the software included therein is customized, $12.5 million in the aggregate over the term thereof and (3) in all other cases, $10 million in the aggregate over the term thereof with respect to contracts or arrangements for software, and $5 million in the aggregate over the term thereof with respect to contracts or arrangements for professional services, (B) any contract or arrangement with respect to the provision of goods or services by the Company or any Subsidiary to the United States federal government or any agency thereof requiring payments to be made to the Company or any Subsidiary of more than $1 million over the term of such contract or arrangement or the modification, respectively, (C) any contract or arrangement that imposes any restriction on the ability of the Company or any

Subsidiary to compete with any other Person or (D) any partnership, joint venture or similar agreement; provided, however, that clause (A) of this
Section 6.2(b)(xvii) shall not apply to any contract between the Company and any Seller or any Affiliate thereof that relates solely to the sale or licensing of Formatives (it being understood that such clause will apply to any such contract to the extent relating to the installation or maintenance of Formatives);

                          (xviii) surrender any right to claim or receive a
Formative Refund (as defined in Section 11.4(a)) and shall not include in income (for Tax purposes) any amounts in respect of Unbilled Formative Project Revenues, and each Seller agrees not to deduct such amounts (for Tax purposes);

                          (xix)   unless required by applicable Law, make or
change any material Tax election, change any annual Tax accounting period, change any method of Tax accounting, enter into any material closing agreement or settle any material Tax claim or assessment (it being understood that the filing of any Tax Return or amended Tax Return or claim for refund with respect to Formative Refunds or Unbilled Formative Project Revenues will not be considered a change of method of Tax accounting for this purpose); or

                          (xx)    commit or agree to do anything prohibited by
this Section 6.2(b), except as otherwise permitted by this Agreement.

                 6.3 Non-Solicitation; Non-Competition. (a) Each Seller hereby agrees, severally and not jointly, that neither such Seller nor any of its Affiliates (other than those Affiliates set forth in Section 6.3 of the Sellers' Disclosure Schedule, as to which this Section 6.3(a) shall be inapplicable) shall, during the three (3) year period following the Closing Date, directly or indirectly, solicit or hire any technical or Customer Solutions employee of the Company or any of its Subsidiaries for employment by such Seller or any such Affiliate; provided, however, that nothing herein shall preclude any Seller or any such Affiliate from soliciting for employment or hiring any such employee (i) whose employment with the Company or any of its Subsidiaries has been involuntarily terminated by the Company or any of its Subsidiaries or is terminated as a result of an employment termination offer from the Company or any of its Subsidiaries or (ii) by mutual agreement of Purchaser and all Sellers. For purposes of the foregoing, it is agreed that "technical" employees of the Company or any of its Subsidiaries include, without limitation, employees involved in the Company's "software systems" operations.

                 (b) Each Seller hereby agrees with Purchaser, severally and not jointly, that neither such Seller nor any of its Affiliates (other than those Affiliates set forth in Section 6.3 of the Sellers' Disclosure Schedule, as to which this Section 6.3(b) shall be inapplicable) shall, during the period commencing on the date hereof and ending on the earlier to occur of (x) the later of (1) the third anniversary of the date hereof and (2) the second anniversary of the Closing Date (in no event may such later date be later than December 31, 1999), and (y) the occurrence of a Change of Control (as defined in the Amended Master Agreement to which such Seller is a party):

                          (i) market or license to any Person, other than to an Affiliate of such Seller, as required by applicable Law or licenses of Bellcore Patents or Licensed Technical Information (each as defined in the Amended Master Agreement) to Third Parties or Minority Affiliates (each as defined in the Amended Master Agreement) for the purposes, and subject to the applicable restrictions, set forth in Sections 4.1(a)(ii) and 4.2(b)(i) of the Amended Master Agreement, any operation support system (as further described, a "Competing System") that replicates the overall functionality of any operation support system of the Company listed in Exhibit B to the Master Agreement (a "Company System"); provided that nothing in this Section 6.3(b) shall
         (1) prevent any Seller or any of its Affiliates from marketing or licensing any Competing System which is intended to interface and/or interoperate with one or more Company Systems so long as (A) the Competing System does not incorporate a material amount of proprietary code from a Company System and (B) any licensee of such Competing System intending, to the Sellers' Knowledge, to use the same so as to interface and/or interoperate with one or more Company Systems, holds a then-current license or sublicense from the Company for the applicable Company System, (2) prevent any Seller or any of its Affiliates from marketing or licensing Competing Systems in connection with projects (including, without limitation, through partnerships, joint ventures or similar arrangements) involving the creation of telecommunications network infrastructure and the provision of related services, to the extent that the marketing or licensing of such Competing System is incidental to such project and considered in good faith by such Seller or such Affiliate to be beneficial in securing work on or involvement in such project, (3) apply to the activities and systems (and extensions and modifications thereof) of Sellers and their Affiliates described in Section 6.3(b)(i) of the Sellers' Disclosure Schedule (only insofar as the same pertains to such Seller and its Affiliates), or (4) prohibit the acquisition (by merger of otherwise) of the securities or assets of any Person engaged in any action prohibited by this Section 6.3(b) and continuing such activity; or

                          (ii) with respect to any Company System, engage any third party vendor to provide software Maintenance (as defined in the Amended Master Agreement) services if such vendor also is engaged to provide similar software Maintenance services for another Seller or an Affiliate of another Seller with respect to such Company System; provided, that (A) the foregoing shall be inapplicable in respect of any Company System as to which the Company is in material breach of its Maintenance obligations (as provided in Section 12.0 of the Master Agreement), (B) no merger or other transaction of the type described in Section 12.4 hereof (whether occurring prior to, on or after the Closing Date) or activities in furtherance thereof shall cause a violation of this Section 6.3(b)(ii) and (C) the use of third party vendors in a "staff supplementation" manner in the ordinary course of business consistent with past practice shall not cause a violation of this Section 6.3(b)(ii).

For avoidance of doubt, as used in Section 6.3(b)(i), the term "required by applicable Law" shall include, without limitation, such licensing as reasonably necessary to meet requirements for "unbundling", "resale", "interconnection" or similar requirements imposed by the FCC or any other federal, state or local authority or agency.

                 (c) It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those provided herein) as shall be valid and enforceable under such applicable Law.

                 6.4 Reasonable Commercial Efforts. Each Seller, the Company and Purchaser will cooperate and use their respective reasonable commercial efforts to fulfill the conditions precedent to the parties' obligations hereunder, including but not limited to (i) using reasonable commercial efforts to secure (and, in the case of Sellers, to cause their respective Affiliates to secure) as promptly as practicable all consents, approvals, waivers and authorizations (collectively, "Required Consents") required in connection with the transactions contemplated hereby, (ii) providing to the other parties (and, in the case of Sellers, to their respective Affiliates, as necessary) such information as may be necessary in connection with obtaining such Required Consents (including, without limitation, updating and/or correcting (if necessary) information previously provided), (iii) making available such officers or other employees of such party (and, in the case of Sellers, their respective Affiliates) as may be necessary or reasonably desirable to participate in any regulatory proceedings required to obtain such Required Consents and (iv) in the case of Purchaser, seeking to obtain the Financing on a timely basis. Each Seller and Purchaser will reasonably promptly file documentary materials required by the HSR Act and promptly file any additional information requested as soon as practicable after receipt of request therefor.

                 6.5 Further Assurances. At any time after the Closing Date, each Seller and Purchaser shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or any Seller, as the case may be, and necessary or appropriate for it to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

                 6.6 Preservation of Records. Purchaser and the Company each shall preserve and keep the tax and other material records held by it relating to the Business and the Company and the Subsidiaries for a period of five (5) years from the Closing Date or such longer period as may be required by applicable Law and shall make such records and personnel available to each Seller and Sellers' Representative as may be reasonably required by any such Seller or Sellers' Representative in connection with, among other things, any Legal Proceedings against or governmental investigations of any Seller or any of its Affiliates or in order to enable Sellers to comply with their respective obligations under this Agreement. If the Company wishes to destroy such records after that time, the Company shall first give at least 90 but not more than 120 days prior written notice to Sellers and each Seller shall have the right, at its option and expense, upon prior written notice given to the Company within 90 days after the date of the initial notice, to take possession of the records within 180 days after the date of the initial notice. If more than one Seller so desires to take possession of such records, all such Sellers shall enter into mutually satisfactory arrangements relating to obtaining, holding and access to such records.

                 6.7 Publicity. No Seller nor the Company or Purchaser or their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless such release or announcement otherwise is required by applicable Law or by the applicable rules of any stock exchange on which such Seller, Purchaser or their respective Affiliates lists securities; provided, however, that any disclosure made by any Seller, the Company, Purchaser or any of their respective Affiliates in any legislative or regulatory proceeding in connection with the transactions contemplated by this Agreement shall not be deemed to be a "public announcement" for purposes of this Section 6.7. Prior to making any public disclosure required by applicable Law or the rules and regulations of any such stock exchange, the disclosing party or parties shall, to the extent practicable under the circumstances, give the other parties a copy of the proposed disclosure and reasonable opportunity to comment thereon.

                 6.8 Financial Statements and Information. From and after the date hereof and until the Closing Date, (a) the Company shall (i) deliver to
Purchaser:

                 (A) within 30 days after the end of each of the first two months of each Fiscal Quarter,

                          (i) a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the end of such month, and (ii) a copy of the unaudited consolidated statements of income of the Company and its Subsidiaries for such month, all prepared in accordance with GAAP (except as noted therein and subject to normal year-end adjustments);

                 (B)      within 45 days after the end of each Fiscal Quarter,
                          (i) a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Quarter and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such quarter, and (ii) a copy of the unaudited consolidated statements of income of the Company and its Subsidiaries for such quarter, all prepared in accordance with GAAP (except as noted therein and subject to normal year-end adjustments);

                 (C) within 90 days after the close of each Fiscal Year, a copy of the annual audited consolidated financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet and consolidated statements of income and retained earnings and cash flows, which financial statements shall be prepared in accordance with GAAP, certified by C&L, or any other firm of independent certified public accountants of recognized national standing selected by the Company and reasonably acceptable to Purchaser; and

                 (D) such other information concerning the business, condition (financial or otherwise) or operations of the Company as Purchaser may from time to time reasonably request; and

                 (ii) notify Purchaser promptly in writing if (A) there is commenced or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or their respective properties or assets any Legal Proceeding that questions or challenges the validity of this Agreement or seeks to restrain, enjoin, prohibit or make illegal any action taken or to be taken by the Company or any Subsidiary in connection with the consummation of the transactions contemplated by this Agreement;

                 (b) each Seller shall notify Purchaser promptly in writing if there is commenced or, to the Knowledge of such Seller, threatened against such Seller or any of its Affiliates, any Legal Proceeding that questions or challenges the validity of this Agreement or seeks to restrain, enjoin, prohibit or make illegal any action taken or to be taken by such Seller or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement; and

                 (c) Purchaser shall notify Sellers' Representative and the Company promptly in writing if there is commenced or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Affiliates any Legal Proceeding that questions or challenges the validity of this Agreement or seeks to restrain, enjoin, prohibit or make illegal any action taken or to be taken by Purchaser or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

                 6.9      Notice Regarding Regulatory Proceedings.

                 (a) The Company, each Seller (severally and not jointly) and Purchaser shall notify the other parties hereto of the status of any pending filing with any Governmental Body required pursuant to Sections 3.3(a), 4.6(a) or 5.6(a) hereof promptly upon (i) receipt of any material notice or other material communication from such Governmental Body relating to, or (ii) upon any material change in the status of, any such filing and at such other times as the other party may reasonably request, such notice to specify in reasonable detail the nature of such communication or change or the status of such filing, as applicable.

                 (b) The Company, each Seller (severally and not jointly) and Purchaser shall notify the other parties hereto promptly upon the receipt of any notice from any Governmental Body to the effect that such Governmental Body has determined that a Consent that is not listed in Section 3.3(a) of the Seller's Disclosure Schedule, Section 4.6(a) of the Company Disclosure Schedule or Section 5.6(a) of the Purchaser Disclosure Schedule, as applicable, is or may be required it being acknowledged and agreed by the parties hereto that subject to the provisions of Sections 10.2(i), 10.3(a)(i) and 10.3(b)(i), the failure of any such Seller, the Company or (to the extent of the Knowledge limitation set forth in Section 5.6(a)) Purchaser to have listed any such Consent in the applicable Disclosure Schedule on the date hereof shall not constitute a breach as of the date hereof of the representations set forth in Section 3.3(a), 4.6(a) or 5.6(a), respectively, unless, on the date hereof, such Seller, the Company or Purchaser, as applicable, had Knowledge that such Consent was required).

                 6.10     Employee Matters.

                 (a) Purchaser shall and shall cause its subsidiaries (including the Company):

                          (i) to honor and provide for payment of benefits under all Company Benefit Plans in accordance with their terms;

                          (ii) until the earlier of December 31, 1999 and the second anniversary of the Closing Date (the "Benefits Maintenance Period"), with respect to employees who had been employees of the Company or any of its Subsidiaries on the Closing Date (other than employees of the Excluded Businesses) ("Transferred Employees"), considered as a group, to provide employee benefits and compensation which are substantially comparable (as determined based on the reasonably expected value of such benefits and compensation at the time of award), in the aggregate, to the employee benefits and compensation provided by the Company and its Subsidiaries under the Group Benefit Plans and compensation arrangements in effect, or adopted and announced to employees, as of the Closing Date; provided, that:

                 (A) bonuses awarded to the Transferred Employees after the Closing Date may, at Purchaser's discretion, be more dependent on the attainment of reasonable performance targets by such Transferred Employees, their respective business units, the Company or Purchaser than was the case prior to the Closing Date; and

                 (B)      after the Closing Date, stock and other
                          equity-related interests in Purchaser may, at

                          Purchaser's discretion, form a more significant portion of the compensation (including bonuses) payable to Transferred Employees than was the case prior to the Closing Date; and

                          (iii) notwithstanding (ii) above, to continue without
any adverse change, for the Benefits Maintenance Period:

                 (A) the Company's and participating Subsidiary Termination Allowance Plan; provided, that neither
                          (x) the relocation of any employee to a workplace less than 35 straight-line miles from his or her former workplace, nor (y) the refusal by any employee to accept a position within his or her area of expertise and no more than one salary grade below his or her former position, shall give rise to such employee's right to termination benefits under such Plan; and

                 (B) the Company and all Subsidiary retiree medical, dental and life insurance plans in effect or as amended and announced to employees, as of the Closing Date (the "Retiree Welfare Plans"); provided that nothing herein shall limit Purchaser's ability to institute, after the end of the Benefits Maintenance Period, a cap on the benefits provided under such plans.

                 (b) Purchaser will honor the terms of and will maintain in effect for the calendar year in which the Closing Date occurs, the Officer Short Term Incentive Award Plan and the Success Sharing Plan.

                 (c) If Transferred Employees are included in any benefit plan, including without limitation, provision for vacation, of Purchaser or its subsidiaries, the Transferred Employees shall receive credit as employees of the Company and its Subsidiaries for service prior to the Closing Date with the Company and its Subsidiaries to the same extent such service was counted under similar Employee Plans or Benefit Arrangements for purposes of determining eligibility to participate, vesting, eligibility for retirement and, with respect to vacation, disability and severance, benefit accrual. If Transferred Employees or their dependents are included in any medical, dental or health plan other than the plan or plans they participated in on the Closing Date (a "Successor Plan") any such Successor Plan shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the applicable Employee Plan on the Closing Date.

                 (d) Except as otherwise specifically set forth above, nothing contained herein shall be construed as requiring Purchaser to continue any specific Employee Plan or Benefit Arrangement, or to continue the employment of any specific person, provided however that any such changes as Purchaser or its subsidiaries may make to any such Employee Plan or Benefit Arrangement are permitted by the terms of the applicable Employee Plan or Benefit Arrangement and under applicable Law.

                 (e) Purchaser acknowledges that it has been advised by the Company that, following the Closing, the Company and, to the extent applicable, Purchaser and its subsidiaries may be required to comply with the provisions of Section 559 of the Deficit Reduction Act of 1984 dealing with the transfer of telecommunications employees.

                 (f) The Company will cooperate with all reasonable and lawful requests of Purchaser in establishing a plan or arrangement to provide employees of the Company with equity or equity-related interests in Purchaser, including, without limitation, by using reasonable commercial efforts, upon Purchaser's request, to facilitate reasonable and lawful communications by Purchaser, prior to the Closing Date, with employees of the Company concerning such a plan or arrangement.

                 6.11     Indemnification; Directors and Officers
                          Insurance.

                 (a) Purchaser agrees that all rights to indemnification or exculpation existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries (as such) as provided in their respective charters or bylaws (or other similar governing instruments) in effect as of the date hereof or, except as provided in Section 6.18, pursuant to any indemnification contract listed in Section 4.12(a)(i) of the Company Disclosure Schedule with respect to matters occurring prior to the Closing Date shall survive the Closing and shall continue in full force and effect for a period of not less than the statute of limitations applicable to such matters, and Purchaser agrees to cause the Company and its Subsidiaries to comply fully with its obligations hereunder and thereunder. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive and the Company shall (and Purchaser shall cause the Company to) advance expenses in connection with such indemnification to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

                 (b) For a period of six years after the Closing, Purchaser shall cause to be maintained an extension of coverage of the Company's policies of directors and officers liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the time of the Closing with respect to matters occurring prior to the Closing Date; provided, however, that Purchaser shall not be required to cause to be maintained such liability insurance policies to the extent the annual cost of maintaining such policies exceeds 150% of the premiums paid by the Company in respect of such insurance for the year ended December 31, 1996.

                 (c) In the event Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company shall assume the obligations set forth in this Section 6.11.

                 (d) Notwithstanding any provision of this Section 6.11 to the contrary, none of the Company, the Purchaser or any Affiliate of either shall be obligated to Sellers pursuant to this Agreement to indemnify, or maintain insurance for the benefit of, any director, officer, employee or agent of the Company or any Subsidiary in respect of any claim brought against any such Person by any Seller or any Affiliate of any Seller with respect to matters occurring prior to the Closing Date. Except to the extent that (i) any such person would not be entitled to indemnification under Delaware law with respect to the matter at issue by reason of the fact that such person failed to meet the applicable standard of conduct under Section 145(a) of the Delaware General Corporation Law or (ii) the matter at issue is covered under insurance policies of the Purchaser or the Company with third parties, all such claims are hereby waived by each Seller (on its own behalf and on behalf of its Affiliates).

                 6.12 Affiliate Contracts. (a) From and after the date hereof and until the Closing Date, the Company and each Seller shall deliver to Purchaser, promptly following execution thereof, fully executed copies of each Affiliate Contract entered into (or amended) by the Company and any Seller or an Affiliate during such period, it being understood that Affiliate Contracts may be entered into or amended only as permitted by Section 6.2.

                 (b) Prior to or concurrently with the Closing, each Seller and the Company will enter into an Amended Master Agreement; provided, however, that each Seller and the Company agree, for the benefit of Purchaser, that
Section 5 of the Amended Master Agreements shall be effective as of the date hereof.

                 6.13     Financial Advisors.

                 (a) The fees and expenses of Sellers' Advisors shall be paid by Sellers in accordance with Sellers' agreements with such firms.

                 (b) The fees and expenses of Purchaser's Advisor shall be paid by Purchaser in accordance with Purchaser's agreement with such firm.

                 6.14 Permitted Transactions. Prior to the Closing, the Company will use its reasonable commercial efforts to transfer and convey all of the Company's right, title and interest in and to the assets set forth in
Section 6.14 of the Company Disclosure Schedule (the "Excluded Assets") to (a) in the case of those Excluded Assets that pertain to the NTA (which shall not be transferred by the Company prior to the earlier of the Closing Date and January 1, 1997), Sellers (or an Affiliate of any Seller designated by any such Seller),
(b) in the case of those Excluded Assets that pertain to the ISCP (which shall not be transferred by the Company prior to the earlier of the Closing Date and January 1, 1997) (it being acknowledged that Bellcore holds such assets for the benefit of certain of the Sellers), to the ISCP Alliance or (c) in the case of the "Bell" and "Bell Symbol" trademarks outside of the United States, to one or more of the Sellers or their designees (collectively, the "Permitted Transactions"). Notwithstanding anything to the contrary in this Agreement, Purchaser expressly understands and agrees that neither the Excluded Assets nor the Excluded Businesses will be included in the Business at the time of consummation of the transactions contemplated by this Agreement, and Purchaser will have no interest therein. In addition, it is understood that (i) the rights and obligations of the Company described in the Amended ISCP Alliance Detail Summary, dated March 20, 1996, a copy of which has been delivered to Purchaser (the "ISCP Summary") will be incorporated in definitive agreements between the Company and the ISCP Alliance and/or its members (such agreements to be substantially on the terms set forth in the ISCP Summary) (the "ISCP Agreements") and (ii) if and to the extent there is a conflict between the provisions of the ISCP Agreements pertaining to the use by the ISCP Alliance or its members of Bellcore Patents (as defined in the Amended Master Agreement) related to the ISCP software and Licensed Technical Information (as defined in the Amended Master Agreement) included in the ISCP software and the provisions of the first sentence of Section 4.5 of the Amended Master Agreement, the relevant provisions of the ISCP Agreements shall control.

                 6.15 Purchaser Guarantee. Effective from and after the Closing, Purchaser irrevocably guarantees for the benefit of Sellers and their applicable Affiliates, the Company's post-Closing obligations under (i) the Amended Master Agreements, (ii) all other contracts and agreements between the Company or any of its Subsidiaries and any Seller or any Affiliate of any Seller in effect as of the Closing and (iii) all Work Statements entered into after the Closing pursuant to the Amended Master Agreements.

                 6.16 Third-Party Indebtedness. At the Closing, Purchaser shall, or shall cause the Company to, repay or refinance all Third-Party Indebtedness outstanding immediately prior to the Closing, to the extent such Third- Party Indebtedness is required in accordance with its terms to be repaid or satisfied at the time or as a consequence of the consummation of the transactions contemplated by this Agreement.

                 6.17 Resignations. Prior to or simultaneously with the Closing, Sellers shall deliver to Purchaser the resignations, effective as of the Closing, of all directors of the Company and all directors (if any) of its Subsidiaries who are not officers of the Company.

                 6.18 Certain Agreements. Prior to or simultaneously with the Closing, Sellers shall assume, and the Company shall be released from, all obligations of the Company under the agreements described in items 2, 3, 4, 5 and 6 of Section 4.12(a)(i) of the Company Disclosure Schedule and items 14 and 15 of Section 4.12(a) of the Company Disclosure Schedule.

                 6.19 Fixed Price Contracts. (a) The Company shall (i) as promptly as practicable after the date hereof, use its reasonable commercial efforts to establish and implement a fixed price contract management review process (which shall include, without limitation, the establishment and implementation of procedures (including the augmentation and formalization of procedures currently in effect) in connection with the bidding, pricing and monitoring of such contracts and the establishment of "estimates to complete" with respect to such contracts, (ii) afford Purchaser, to the extent permitted by Law, a reasonable opportunity to review and comment on the establishment and implementation of such procedures and (iii) consider in good faith Purchaser's comments on, and suggestions with respect to, such procedures. It is the intention of the parties hereto that Purchaser will provide Sellers with a proposal with respect to such process and procedures, it being understood that the Company shall not be obligated to adopt or implement any particular process or procedures (including those proposed by Purchaser), but rather that the Company shall be obligated to use its reasonable commercial efforts to establish and implement a process and procedures that are consistent with sound business practices (considered with reference to those processes and procedures adopted by other leading companies which enter into material fixed price contracts in the ordinary course of business). Notwith-standing the foregoing, but subject to the provisions of paragraph (3) of Exhibit B hereto, it is further understood that the guidelines adopted by the Company with respect to those contracts that shall be subject to such review procedures shall be substantially comparable to those of Purchaser (a true and correct copy of which has been provided by Purchaser to Sellers and the Company).

                 (b) With respect to the costs and expenses incurred in connection with the establishment and implementation of the review process described in Section

6.19(a), (i) Purchaser shall pay all out-of-pocket costs (including, without limitation, all licensing, software and training costs (which training shall be provided by Purchaser or third parties as determined by Purchaser with the Company's approval (such approval not to be unreasonably withheld)) incurred by Purchaser or the Company (provided the process and procedures adopted are substantially similar (including, without limitation, the use of substantially identical (except as otherwise determined by Purchaser) software) to those of Purchaser or otherwise have been approved by Purchaser (such approval not to be unreasonably withheld)), and (ii) all internal and overhead costs shall be paid by the party incurring such costs.

                 6.20 Formatives. (a) From the date hereof until the Closing Date, (i) no Seller shall exercise its buy-in rights under the Service Agreement (as such term is defined in the Amended Master Agreement) with respect to a Formative Project, and (ii) except as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld), Sellers shall not act jointly to license any Formative; provided, that no merger or other transaction of the type described in Section 12.4 hereof (whether occurring prior to, on or after the Closing Date) or activities in furtherance thereof shall cause a violation of this Section 6.20(a).

                 (b) From the date hereof through December 31, 1996, the Company shall, subject to the Net Risk Cap, continue to make Formative and other research and investment expenditures in accordance with the Company's 1996 Business Plan.

                 (c) From January 1, 1997 until the earlier of (i) the Closing Date, and (ii) December 31, 1997 (the "Formative/R&I Period"), the Company shall incur (A) Formative development costs with respect to technologies and products included in or relating to the MediaVantage and Wireless (i.e., Airboss and MobiSoft) product lines ("MediaVantage/Wireless Formative Costs") in the aggregate amount of $38 million and (B) R&I development costs ("R&I Costs") in the aggregate amount of $32 million, in each case assuming 12 months of expenditures (and, accordingly, pro rated to the extent the Formative/R&I Period is less than 12 months); provided, however, that (i) such MediaVantage/ Wireless Formative Costs incurred during the Formative/R&I Period may not exceed $38 million (on a fully distributed cost basis) without the consent of the Board of Directors of the Company, (ii) such R&I Costs incurred during the Formative/R&I Period may not exceed $32 million (on a fully distributed cost basis) without the consent of the Board of Directors of the Company, (iii) MediaVantage/Wireless Formative Costs and R&I Costs shall be incurred substantially on a pro rata basis during the course of 1997, except to the extent the Board of Directors of the Company determines in good faith that non-pro rata expenditures are necessary for the Company to achieve its objectives for Media/Wireless Formative and R&I projects, (iv) the Company may, in the ordinary course of business, continually evaluate the performance (including, without limitation, from the perspectives of revenues and costs) of its MediaVantage and Wireless Formative and R&I activities (in light of the objectives of such activities) and may determine to modify its expenditures for MediaVantage and Wireless projects in furtherance of developing products and technologies which the Company believes in good faith better serve such objectives, to shift such expenditures to additional R&I activities, or to shift R&I expenditures to Formatives (it being understood that the Company will consult with Purchaser with respect to such performance and consider in good faith Purchaser's input with respect thereto) and (v) it is understood that, although the Company shall be obligated to incur MediaVantage/Wireless Formative Costs and R&I Costs in the aggregate amounts set forth above, in accordance with past practice, the Company shall not undertake specific Formative or R&I activities without the approval of the Board of Directors of the Company. It is further understood that (i) no customer-specified customization, enhancement (other than non-exclusive enhancements), upgrade, modification, installation, deployment, maintenance or training costs incurred pursuant to a work statement, work order or other contract or agreement shall be subject to the limitations set forth in this
Section 6.20(c) or included in the calculation of MediaVantage/Wireless Formative Costs or R&I Costs and (ii) except as provided in the definition of R&I (i.e., with respect to products not involving Multi-Owner Projects), no research and investment costs incurred pursuant to a work statement, work order or other contract or agreement shall be subject to the limitations set forth in this Section 6.20(c) or included in the calculation of R&I Costs. If the provisions of paragraph (10) of Exhibit B are then applicable, following the Closing and prior to December 31, 1997, the Company shall not (and Purchaser shall not cause or permit the Company to) change in any respect adverse to

Sellers its practices with respect to the recognition of Formative/R&I
Revenues.

                 6.21 Location of Corporate Headquarters. It is the present intention of Purchaser that the corporate headquarters of the Company will remain in New Jersey.


                                  ARTICLE VII
                             CONDITIONS TO CLOSING

                 7.1      Conditions Precedent to Obligations of Purchaser.
The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Laws):

                 (a) the representations and warranties of each Seller and the Company to Purchaser contained herein shall be true and correct at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date (with the truthfulness and correctness of such representations and warranties to be determined without giving effect to any materiality qualifications or exceptions contained in such representations and warranties), except (i) to the extent that certain of such representations and warranties have been made as of or through a specified date (which representations and warranties shall continue on the Closing Date to have been true and correct as of or through the specified date); (ii) for changes in representations and warranties specifically permitted by this Agreement (including, without limitation, changes resulting from any one or more of the Permitted Transactions); and (iii) where the failure or failures of such representations and warranties to be so true and correct have not had and would not have, individually or in the aggregate, a Material Adverse Effect;

                 (b) each Seller and the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller or the Company on or prior to the Closing Date;

                 (c) Purchaser shall have been furnished with certificates (dated the Closing Date and in form and sub-stance reasonably satisfactory to Purchaser) of each Seller (executed, on behalf of each Seller, by an executive officer of such Seller), and of the Company (executed, on behalf of the Company, by the Chief Executive Officer or Chief Financial Officer of the Company), certifying as to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b) hereof applicable to such Seller or the Company, as the case may be;

                 (d) there shall not have occurred since December 31, 1995 any event or change (other than as a result of or arising from (i) general economic conditions, (ii) the matters described in Items 1(i) and 2 of Section 4.9(b) of the Company Disclosure Schedule or (iii) (other than insofar as this condition relates to events or changes pertaining to or involving Sellers or any of their Affiliates) the identity of Purchaser (as opposed to the fact or terms of the transactions contemplated hereby)) which has had or would have, individually or in the aggregate, a Material Adverse Effect;

                 (e) the waiting period under the HSR Act shall have expired or been earlier terminated;

                 (f) no Law shall have been enacted, and no Order of any Governmental Body shall be in effect, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

                 (g)      (i) the Consents of Governmental Bodies (A) listed in
Section 7.1(g) of the Purchaser Disclosure Schedule and required to have been obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained and (B) required to be obtained by Sellers and the Company shall have been obtained, except where the failure of Sellers or the Company to obtain such Consents would not have, individually or in the aggregate, a Material Adverse Effect; and (ii) none of the Consents obtained by Purchaser, Sellers or the Company shall impose any requirements on the conduct of the Business that would have a Material Adverse Effect;

                 (h) each Seller shall have entered into an Amended Master Agreement, and such agreements shall, as of the Closing, be in full force and effect;

                 (i) no material (in the good faith judgment of Purchaser) Legal Proceedings shall have been instituted or threatened by any Governmental Body against the Company, any Subsidiary or the Purchaser seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement;

                 (j) Purchaser shall have received a separate certification signed by each Seller under the penalties of perjury to the effect that such Seller is not a "foreign person" as defined in Section 1445 of the Code; and

                 (k) Purchaser shall have received, in respect of any operations conducted in, and in respect of each facility or real property owned, leased or operated by the Company or any of its Subsidiaries which is located in, the State of New Jersey, evidence of (A) full compliance by the Company with, or (B) the nonapplicability of the requirements of, the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder. Such evidence shall be in a form reasonably satisfactory to Purchaser and shall not impose any obligations or liabilities upon Purchaser, the Company or any Subsidiary.

                 7.2 Conditions Precedent to Obligations of Each Seller. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Majority Sellers in whole or in part to the extent permitted by applicable Law, except that (x) the conditions set forth in Sections 7.2(a) and (b) may not be waived without the consent of any Seller(s) that is (are) materially adversely affected by any breach by Purchaser of its representations, warranties or covenants to a greater extent than all Sellers are so affected, (y) the conditions set forth in Sections 7.2(f), (g), (h) and (insofar as the same pertains to the NTA) (i) may be waived by a Seller only with respect to such Seller and the condition set forth in Section 7.2(i) (insofar as the same pertains to the ISCP) may be waived only by those Sellers that are, or whose Affiliates are, or are to be, members of the ISCP Alliance and (z) the conditions set forth in Section 7.2(h), (k) and (n) may only be waived by all Sellers):

                 (a) the representations and warranties of Purchaser to Sellers contained herein shall be true and correct in all material respects at and as of the Closing

Date with the same effect as though those representations and warranties had been made again at and as of that date, except to the extent that certain of such representations and warranties have been made as of or through a specified date (which representations and warranties shall continue on the Closing Date to have been true and correct in all material respects as of or through the specified date);

                 (b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

                 (c) Sellers shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Sellers) of Purchaser (executed by an executive officer of Purchaser) certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

                 (d) the waiting period under the HSR Act shall have expired or been earlier terminated;

                 (e) no Law shall have been enacted, and no Order of any Governmental Body shall be in effect, which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

                 (f) all material (in the good faith judgment of such Seller) Consents of any Governmental Body required to be obtained by such Seller or an Affiliate of such Seller in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been obtained and shall no longer be subject to reconsideration by the applicable Governmental Body;

                 (g) no material (in the good faith judgment of such Seller) Legal Proceeding shall have been instituted or threatened by any Governmental Body against such Seller or an Affiliate of such Seller seeking to restrain or prohibit the consummation by such Seller of the transactions contemplated by this Agreement;

                 (h) the Amended Master Agreements shall, as of the Closing, be in full force and effect with respect to each other Seller;





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


                 (i) the Permitted Transactions shall have been consummated;

                 (j) Purchaser shall have complied with its obligations under Section 6.16 hereof in respect of Third Party Indebtedness;

                 (k) each other Seller is transferring its Share to Purchaser at the Closing;

       (l)      there shall not have occurred a Purchaser Change of Control; and

                 (m) there shall not have occurred since December 31, 1995 any event or change (other than as a result of or arising from general economic conditions), which has had or would have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Purchaser and its subsidiaries taken as a whole and which would have, directly or indirectly, a Material Adverse Effect after the Closing.

Notwithstanding the foregoing, Purchaser and each Seller acknowledge and agree that the failure of any Seller to consummate the transactions contemplated by this Agreement as a result of the fact that one or more of the conditions set forth in Sections 7.2(h), (i) and (k) are not satisfied by the Outside Date, shall constitute a willful breach of this Agreement by such Seller for purposes of Section 9.2(a), provided that, other than with respect to any Seller that shall have caused such condition not to have been satisfied (a "Breaching Seller"), the remedy of specific performance provided for in Section 12.3 is not an appropriate remedy and, accordingly, is unavailable for such breach as to any Seller other than the Breaching Seller.


                                  ARTICLE VIII
               CLOSING; DOCUMENTS TO BE DELIVERED AT THE CLOSING

                 8.1 Closing Date. The closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 9:00 a.m. (New York City time) at the offices of Weil, Gotshal & Manges LLP, New York, New York (or at such other time and/or place as the Majority Sellers and Purchaser may designate in writing) on the fifth business day following the date on which each of the conditions specified in Article VII hereof has been





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fulfilled (or waived by the party or parties entitled to waive that condition);
provided, however, that if pursuant to the foregoing provisions of this sentence the Closing would take place on or after the 21st calendar day of a month, the Closing shall take place on the final business day of such month (except as may otherwise be agreed in writing by the Majority Sellers and Purchaser). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". At the Closing, the parties shall execute and deliver the documents referred to in Sections 8.2 and 8.3 hereof.

                 8.2 Documents to Be Delivered by Sellers and/or the Company. At the Closing, Sellers and/or the Company, as applicable, shall deliver, or cause to be delivered, to Purchaser the following:

                 (a) stock certificates representing all the Shares, duly endorsed in blank or accompanied by stock transfer powers (with such Shares to be delivered free and clear of all Liens); and

                 (b)      the certificates referred to in Section 7.1(c) and
(j) hereof.

                 8.3 Documents to Be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following:

                 (a) the Estimated Purchase Price in immediately available fund wire transfers referred to in Section 2.2 hereof; and

                 (b)      the certificate referred to in Section 7.2(c) hereof.


                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

                 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

                 (a) by mutual written consent of the Majority Sellers and Purchaser;

                 (b) by the Majority Sellers or Purchaser (i) if the Closing shall not have occurred prior to the earlier of

January 31, 1998 and the date that is the last day of the 14th month after the date of the first filing by a Seller or an Affiliate of a Seller subsequent to the date hereof of an application or petition to obtain a Required Consent from a state Governmental Body (as such earlier date may be mutually extended by the Majority Sellers and Purchaser, the "Outside Date"); provided that (A) if Sellers are the terminating party, no Seller is, and (B) if Purchaser is the terminating party, Purchaser is not, in material breach of its obligations under this Agreement; or (ii) if there shall have been enacted any Law, or there shall be in effect a final nonappealable Order of any Governmental Body, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the applicable parties hereto shall promptly appeal, and shall diligently pursue, any adverse determination which is not nonappealable;

                 (c) by the Majority Sellers if, as a result of action or inaction by Purchaser, the Closing shall not have occurred on or prior to the date that is five (5) business days following the date on which all of the conditions to Closing set forth in Article VII hereof are satisfied or waived;

                 (d) by Purchaser if, as a result of any action or inaction by any Seller, the Closing shall not have occurred on or prior to the date that is five (5) business days following the date on which all of the conditions to Closing set forth in Article VII hereof are satisfied or waived;

                 (e) by the Majority Sellers if (i) there shall have been a material breach of any representation or warranty on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue in any material respect, in either case such that the condition set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date, or (ii) there shall have been a breach by Purchaser of any of its covenants or agreements hereunder materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and Purchaser has not cured such breach within twenty (20) business days after notice by Sellers' Representative or the Majority Sellers thereof; or

                 (f) by Purchaser if (i) there shall have been a material breach of any representation or warranty on the part of the Company or any Seller set forth in this Agreement, or if any representation or warranty of the Company or any Seller shall have become untrue in any material respect, in either case such that the condition set forth in Section 7.1(a) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach by the Company or any Seller of its covenants or agreements hereunder such that the condition set forth in Section 7.1(b) would be incapable of being satisfied or otherwise having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the transactions contemplated hereby, and the Company or such Seller, as the case may be, have not cured such breach within twenty (20) business days after notice by Purchaser thereof.

Upon the occurrence of any of the events specified in this Section 9.1 (other than Section 9.1(a) hereof), written notice of such event shall promptly be given to the other parties to this Agreement, whereupon this Agreement shall terminate as hereinabove provided.

                 9.2      Survival After Termination.

                 (a)      If this Agreement is terminated in accordance with
Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except (i) for this Section 9.2, (ii) for the provisions of Sections 6.1(f), 6.7, 6.13, 12.2, 12.3, 12.5, 12.7 and 12.10 hereof and (iii) the
Confidentiality Agreement shall remain in full force and effect. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any party (or any stockholder, partner, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, provided that if such termination shall result from the willful or negligent failure of any party to fulfill a condition to the performance of the obligations of any party, willful or negligent failure to perform a covenant of this Agreement or willful or negligent breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by any other party as a result of such failure or breach.

                 (b) If this Agreement shall be terminated by Purchaser pursuant to Section 9.1(b) solely as a result of the failure of any Seller or an Affiliate of any Seller to have obtained a Consent of a Governmental Body (such that the condition set forth in Section 7.1(g) or 7.2(f) shall not have been fulfilled), each Seller shall reimburse Purchaser for one-seventh (1/7) of all actual and reasonable out-of-pocket (but not overhead) expenses (including, without limitation, reasonable fees and expenses of counsel and independent accountants and the reasonable expenses (but not transaction or similar fees) of financial advisors) incurred by Purchaser from and after March 5, 1996 through the date of such termination (collectively, "Purchaser Expenses") that are specifically related to the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, but not to exceed $2,000,000 in the aggregate for all Sellers, upon the delivery to Sellers' Representative of documentation reasonably satisfactory to Sellers' Representative setting forth in reasonable detail the nature and amount of such fees and expenses. Notwithstanding the foregoing, Purchaser shall not be entitled to receive reimbursement of Purchaser Expenses if (i) the basis for a Governmental Body's failure to provide a Consent relates in whole or in part to the identity of Purchaser (including Purchaser's qualifications to own the Company) or (ii) prior to any Outside Date, the Majority Sellers have requested in writing that Purchaser extend the Outside Date (to a date not later than 12 months after the original Outside Date) and Purchaser does not so agree to any such extension.

                 (c) Without limiting the provisions of Section 9.2(a), if this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(e) (other than as a result of the representation set forth in clause (b) of Section 5.3 becoming untrue after the date hereof) and during the period from January 1, 1997 through the termination date the Company incurs R&I Costs (on a fully distributed cost basis) in excess of an amount (which shall not be less than zero) equal to (i) the greater of (x) Formative/R&I Revenues recognized during that period and (y) Allocable Formative/R&I Revenues in respect of such period minus (ii) MediaVantage/Wireless Formative Costs (not to exceed $38 million, on a fully distributed cost basis) incurred during such period, Purchaser shall pay such excess amount (but in no event more than the lesser of $32 million and the R&I Costs incurred during such period) to the Company. As soon as practicable following the termination date, the Company shall prepare and deliver to Sellers and Purchaser a statement setting forth the R&I Costs and

MediaVantage/Wireless Formative Costs incurred by the Company from January 1, 1997 through such termination date and the Formative/R&I Revenues recognized by the Company during such period. The provisions of Section 2.3 of this Agreement shall apply mutatis mutandi to the calculation of such amounts and the amount, if any, required to be paid by Purchaser to the Company under this
Section 9.2(c), except that the statements so delivered by the Company shall not be required to have been audited.



                                   ARTICLE X
                       SURVIVAL; GENERAL INDEMNIFICATION

                 10.1 Survival. (i) The representations and warranties of Sellers contained in Sections 3.2, 3.4 and 3.8, of the Company contained in Sections 4.2 and 4.4, and of Purchaser contained in Sections 5.5 and 5.11 of this Agreement shall survive the Closing indefinitely, (ii) the representation and warranty of Pacific Bell and Telesector contained in Section 3.10 shall not survive the Closing; (iii) the representations and warranties of the Company set forth in Sections 4.10 and 4.13 shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), (iv) the representations and warranties of the Company set forth in Section 4.17 shall survive for four (4) years after the Closing Date and (v) all other representations and warranties of the parties hereto set forth herein shall survive the Closing for a period (the "General Survival Period") which is equal to the longer of 12 months following the Closing or 30 days after delivery by the Company's independent public accountants of the audited financial statements of the Company for the fiscal year in which the Closing occurs. No covenant or agreement of any party hereto shall survive the Closing, except that (i) Section 6.2 shall survive for the General Survival Period, (ii) Sections 6.20(a) and 6.20(c) shall survive the Closing for three
(3) months after the Closing Date and (iii) any covenant or agreement that, by its terms or context, is intended to survive the Closing, shall survive the Closing for the period specified therein or contemplated thereby (each covenant or agreement which survives the Closing, a "Surviving Covenant").

                 Notwithstanding anything herein to the contrary, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding paragraph if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been duly given in accordance with this Agreement to the party against whom such indemnity may be sought prior to such time.

                 10.2 Indemnification by Purchaser. Except with respect to Taxes, which shall be governed exclusively by the provisions of Article XI, effective as of the Closing Date, Purchaser hereby agrees that it shall indemnify, defend and hold harmless each Seller, their respective Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "Seller Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, judgments, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees), removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Seller Indemnified Parties, directly or indirectly, relating to or arising out of:

                       (i) any breach of any representation and warranty made by Purchaser in this Agreement (it being understood by the parties that, with respect to the representation and warranty of Purchaser pertaining to Consents of Governmental Bodies contained in Section 5.6(a), such representation and warranty shall be read without any qualification as to Knowledge set forth therein);

                       (ii) the breach of any Surviving Covenant of Purchaser contained in this Agreement.

                 10.3  Indemnification by Sellers.

                 Except with respect to Taxes, which shall be governed exclusively by the provisions of Article XI:

                 (a) Effective as of the Closing Date, each Seller hereby agrees that it shall severally, but not jointly, indemnify, defend and hold harmless Purchaser, its Affiliates including, without limitation, the Company and its Subsidiaries and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (other than the Transferred Employees) and their heirs, successors and assigns (the "Purchaser Indemnified Parties" and, collectively with the Seller Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly, relating to or arising out of:

                 (i) any breach of any representation and warranty (other than the representation and warranty contained in Section 3.10) made by such Seller in this Agreement (it being understood by the parties that with respect to the representation and warranty of such Seller pertaining to Consents of Governmental Bodies contained in Section 3.3(a), such representation and warranty shall be read without any qualification as to Knowledge set forth therein); and

                 (ii) the breach of any Surviving Covenant of such Seller contained in this Agreement;

                 (iii)    the litigation matter identified in item 16 of
Section 4.15 of the Company Disclosure Schedule; and

                 (iv) subject to Section 10.3(d), the presence or Release (as defined in CERCLA) of Hazardous Materials into the environment at, on, under or from the Chester Facility prior to the Closing Date, to the extent the resulting concentrations of Hazardous Materials at, on or under the soil, subsurface strata, groundwater, surface water or any other part of the environment exceed those allowed by applicable Environmental Laws; provided, however, that for purposes of this Section 10.3(a)(iv), the term "Environmental Laws" shall not give effect to any change to any Environmental Law adopted after the Closing Date or any new Environmental Law adopted after the Closing Date, in either case which would have the effect of imposing more stringent cleanup criterion than would be applicable under applicable Environmental Laws as in effect on the Closing Date.

                 (b) Effective as of the Closing Date, each Seller hereby agrees that it shall severally, but not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against one-seventh (1/7) of any

Losses imposed on, sustained, incurred or suffered by or asserted against the Purchaser Indemnified Parties, directly or indirectly, relating to or arising out of:

                      (i)    the breach of any representation and
warranty made by the Company in this Agreement (determined, except in respect of (A) Sections 4.7, 4.8(ii), 4.8(iii) and 4.9(b) and (B) representations and warranties relating to the "material" impairment or delay of a party's ability to consummate the transactions contemplated hereby, without regard to any materiality qualification or exception included in any representation or warranty giving rise to the claim for indemnity hereunder) (it being understood by the parties that with respect to the representation and warranty of the Company pertaining to Consents of Governmental Bodies contained in Section 4.6(a), such representation and warranty shall be read without any qualification as to Knowledge set forth therein); and

                  (ii) the breach of any covenant or agreement of (A) the Company contained in Section 6.2, 6.20(a) or 6.20(c) of this Agreement or (B) Sellers contained in Section 6.13(a) of this Agreement.

               (c) Notwithstanding anything contained herein to the contrary, Sellers shall be liable to the Purchaser Indemnified Parties for Losses under Sections 10.3(a)(i) and 10.3(b)(i) in respect of breaches of any Seller's or the Company's representations and warranties if and only if the Losses therefrom exceed an aggregate amount equal to the excess of $8,000,000 over the Purchaser Environmental Costs (the "Seller Threshold"), and then only for all such Losses in excess of the Seller Threshold, provided that (i) Sellers shall be liable to Purchaser Indemnified Parties for Losses under Sections 10.3(a)(i), 10.3(a)(iv) and 10.3(b)(i) only up to an aggregate amount (taking into account the indemnification payments made by all Sellers hereunder with respect to matters contained in Section 10.3) equal to the Purchase Price, and (ii) for purposes of calculating Losses under Sections 10.3(a)(i) and 10.3(b)(i) Sellers shall not be liable to the Purchaser Indemnified Parties for any Loss in respect of such breaches if the aggregate amount of such Loss relating to a single claim (or group of claims relating to the same event or transaction) does not exceed $50,000.

               (d) Notwithstanding anything contained herein to the contrary:

                      (i) in no event shall Sellers' obligation to indemnify the
               Purchaser Indemnified Parties under Section 10.3(a)(iv) of this Agreement extend, with respect to the real property known as the Chester Facility, to Corrective Action that seeks to meet or otherwise address cleanup criteria applicable to real property other than criteria applicable to real property used for purposes substantially consistent with those purposes for which the Chester Facility was used by the Company prior to the Closing, and specifically shall not include any obligation to indemnify for or undertake Corrective Action to meet or satisfy cleanup criteria applicable to real property designated for residential or commercial use (other than commercial uses similar to the uses of the Chester Facility by the Company prior to the Closing and unless and to the extent necessary due to the migration of Hazardous Materials away from the Chester Facility); and

                      (ii) with respect to the costs and expenses incurred in
               connection with any remedial, removal or other clean-up activity (excluding any costs or expenses incurred with respect to any investiga- tory activities) that would, but for this Section 10.3(d)(ii), be indemnifiable by Sellers hereunder (collectively, "Remediation Costs"), (i) Purchaser and Sellers shall each bear fifty percent of the first $1,000,000 of such Remediation Costs,
               (ii) Sellers shall bear the next $500,000 of such Remediation Costs, (iii) Purchaser shall bear the next $500,000 of such Remediation Costs in excess of $1,500,000, and (iv) Sellers shall bear all Remediation Costs in excess of $2,000,000 (the amount so paid by Purchaser pursuant to clauses (i) and (iii) above being referred to herein collectively as the "Purchaser Environmental Costs"); provided, however, that this Section 10.3(d)(ii) shall not apply to Losses under Section 10.3(a)(iv) arising as a result of claims asserted by third parties (other than claims asserted by any Governmental Body), it being understood that Sellers shall indemnify the Purchaser Indemnified Parties with respect to 100% of such Losses.

               10.4 Indemnification Procedures. (a) Except as otherwise provided in Section 10.4(g), all claims for indemnification by any Indemnified Party pursuant to Section

10.2 or 10.3(a) with respect to third-party claims shall be asserted and resolved as set forth in this Section 10.4(a). In the event that any written claim or demand for which Purchaser or any Seller (as the case may be, an "Indemnifying Party") would be liable to any Indemnified Party pursuant to
Section 10.2 or 10.3(a) hereof (in the case of Section 10.3(a), without regard to whether the Seller Threshold has been exceeded) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "10.4(a) Claim Notice"); provided that any failure to so deliver the 10.4(a) Claim Notice to any Indemnifying Party shall not relieve the Indemnifying Party of any of its obligations hereunder unless (and then only to the extent) that such Indemnifying Party is adversely affected by such failure. The Indemnifying Party shall have 90 days from the personal delivery or mailing of the 10.4(a) Claim Notice (the "10.4(a) Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of any Seller hereunder shall be subject to the limitations set forth in Section 10.3(c). Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the 10.4(a) Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in (but not control) any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall cooperate reasonably in the defense of all such claims.

               (b) Without limiting the provisions of Section 12.10, with respect to all claims for indemnification by a Purchaser Indemnified Party pursuant to Section 10.3(b) other than third party claims, all notices with respect thereto shall be delivered to the Sellers' Representative and each Seller, and each Seller hereby acknowledges and agrees that the Sellers' Representative shall have the power and authority to resolve any disputes with respect to such claim on behalf of all Sellers, and that any such resolution shall be binding upon all Sellers.

               (c) All claims for indemnification by any Purchaser Indemnified Party pursuant to Section 10.3(b) with respect to third-party claims shall be asserted and resolved as set forth in this Section 10.4(c). In the event that any written claim or demand for which Sellers would be liable to any Indemnified Party pursuant to Section 10.3(b) hereof (without regard to whether the Seller Threshold has been exceeded) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify in writing Sellers' Representative and each Seller of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "10.4(c) Claim Notice"); provided that any failure to so deliver the 10.4(c) Claim Notice to Sellers' Representative or any Seller shall not relieve any Seller of any of its obligations hereunder unless (and then only to the extent) that Sellers are adversely affected by such failure. Sellers' Representative shall have 90 days from the personal delivery or mailing of the 10.4(c) Claim Notice (the "10.4(c) Notice Period") to notify the

Indemnified Party (a) whether or not Sellers dispute the liability of Sellers to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not Sellers desire that Sellers' Representative (or its designee) defend the Indemnified Party against such claim or demand. All costs and expenses incurred by Sellers' Representative or Sellers in defending such claim or demand shall be a liability of, and shall be paid by, Sellers; provided, however, that the amount of such costs and expenses that shall be a liability of Sellers hereunder shall be subject to the limitations set forth in Section 10.3(c). Except as hereinafter provided, in the event that Sellers' Representative notifies the Indemnified Party within the 10.4(c) Notice Period that Sellers desire to defend the Indemnified Party against such claim or demand, Sellers' Representative (or its designee) shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in (but not control) any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Sellers' Representative, which consent shall not be unreasonably withheld. Neither Sellers' Representative nor Sellers shall, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. To the extent Sellers' Representative (or its designee) shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give Sellers' Representative (or such designee, as the case may be) and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Company, Purchaser and, if other than Purchaser, the Indemnified Party. The Company, Purchaser and, if other than Purchaser, the Indemnified Party shall cooperate reasonably in the defense of all such claims. Each Seller hereby acknowledges and agrees that Sellers' Representative has the power and authority to act for, represent and bind such Seller with respect to the actions required or expressly permitted to be taken by Sellers' Representative pursuant to this
Section 10.4(c).




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


               (d) With respect to claim between the parties or by a Seller Indemnified Party or a Purchaser Indemnified Party for which indemnification will be sought (other than claims referred to in Section 10.4(a) or 10.4(b)) (a "Non- Third Party Claim"), the party claiming indemnification ("Claimant") shall, within fifteen days of its discovery of such claim, give notice to the party from which indemnification is sought ("Indemnitor") of its Non-Third Party Claim, specifying in reasonable detail the factual basis for such claim and, to the extent known, the amount of such claim. Notwithstanding the foregoing, the failure by the Claimant to provide notice of any Non-Third Party Claim within the period specified, or any delay in providing such notice, shall not affect or impair the obligations of Indemnitor hereunder, except and only to the extent that Indemnitor has been adversely affected by such failure or delay.

               (e) Following receipt of notice from the Claimant of a Non-Third Party Claim, the Indemnitor shall have sixty (60) days to make any investigation of the Non-Third Party Claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and its authorized representatives the information relied upon by the Claimant to substantiate such Non-Third Party Claim, as well as any other information the Indemnitor reasonably requests to effect its investigation. If the Claimant and the Indemnitor cannot agree as to the validity and amount of such claim within the 60-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

               (f) Purchaser acknowledges that from and after the Closing Date the indemnification provisions contained in this Article X constitute Purchaser's sole remedy with respect to any of the matters referred to herein.

               (g) Notwithstanding anything to the contrary in this Agreement, the following procedures shall apply with respect to a claim by Purchaser pursuant to Section 10.3(a)(iv):

                      (1) Purchaser shall, within 15 days of discovery of such a claim, give written notice to the Sellers' Representative that specifies in reasonable detail the factual and legal basis of such claim, and to the extent known, the potential costs. Notwith-



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


        standing the foregoing, the failure by Purchaser to provide notice to the Sellers' Representative within the specified time, or delay in providing notice, shall not affect or impair any obligations of Sellers hereunder, unless (and then only to the extent) that Sellers have been adversely affected by such failure or delay and provided that Purchaser shall not voluntarily incur any Losses without providing the Sellers' Representative with notice and an opportunity to participate in designing and implementing any Corrective Action (as defined below), unless, in light of the circumstances, such notice or participation is not reasonably possible.

                      (2) Purchaser shall cooperate with the Sellers' Representative in designing and implementing any investigative, remedial, removal or other cleanup activity ("Corrective Action"), which cooperation shall include, but not be limited to, providing the Sellers' Representative (i) a reasonable opportunity to review and comment on proposed Corrective Action plans and any material correspondence or documentation to be filed with a governmental agency (which comments shall be considered by Purchaser in good faith) and (ii) the opportunity to be present and participate at any meetings with governmental agencies. Purchaser shall undertake any Corrective Action in a reasonable and cost-effective manner, taking into account the use of the Chester Facility. In the event of any disagreement as to any material Corrective Action proposed by Purchaser (including the manner in which such Corrective Action is proposed to be taken), Purchaser and the Sellers' Representative shall retain a nationally recognized environmental consulting firm reasonably satisfactory to the parties to resolve such disagreement. The fees and expenses of such consulting firm shall be paid one-half by Purchaser and one-half by Sellers.

                      (3) Notwithstanding anything to the contrary in this Agreement, Losses shall not include and, following the Closing, Purchaser and the Company shall bear, any investigatory costs undertaken to identify a condition covered by Section 10.3(a)(iv), but shall include all subsequent Corrective Action costs.

                      (4) The obligation of Sellers to indemnify Purchaser under
        Section 10.3(a)(iv) of this Agreement



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


        with respect to Non-Third Party Claims shall expire upon the earliest to occur of (a) the fourth anniversary of the Closing Date, (b) such time, if any, as Purchaser no longer continues to own both (i) a majority of the total voting power of all classes of capital stock then outstanding of the Company normally entitled to vote in the election of directors and (ii) substantially all of the assets of the Company, or (c) such time, if any, as neither Purchaser nor the Company continues to own the Chester Facility (it being understood that the obligation of Sellers to indemnify Purchaser under Section 10.3(a)(iv) of this Agreement with respect to claims asserted by third parties shall survive indefinitely); provided, however, that such indemnity shall continue in respect of any claim made by Purchaser under Section 10.3(a)(iv) prior to such expiration.

                      (5) With respect to any matter for which Purchaser may seek indemnification against Sellers pursuant to Section 10.3(a)(iv), Purchaser agrees to use its commercially reasonable efforts to enforce (or to cause the Company to enforce) all rights, if any, of the Company against AT&T Corp. ("AT&T") for the payment of all or any portion of such indemnifiable Losses, including its rights under that certain Plan of Reorganization, dated December 16, 1982, between the United States of America, as plaintiff, and Western Electric Company, Inc. and AT&T, as defendants.

               10.5 Characterization of Indemnification and Other Payments. All amounts paid by Purchaser or any Seller, as the case may be, under Article II and this Article X and Article XI shall be treated as adjustments to the Purchase Price for all Tax purposes.

               10.6 Computation of Losses Subject to Indemnification. The amount of any Loss for which indemnification is provided under this Article X shall be computed net of any insurance proceeds due to the Company or any wholly-owned Subsidiary payable by any Person (other than the Company or any wholly-owned Subsidiary) or Tax benefits actually realized as a result of such Loss by the Indemnified Party in connection with such Loss and, to avoid double-counting, after giving effect to any reserves on the books of the Company as of the Closing Date in respect of any matter if and to the extent such reserve reduced Interim Period Net Income. To the extent any such Tax benefit is not actually



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

realized when a Loss occurs, while under no obligation to compromise, Purchaser and the Sellers' Representative shall attempt in good faith to agree upon the present value of the Tax benefit reasonably expected to be realized.

               10.7 No Right of Contribution Against Company. No Seller shall have any rights of contribution against the Company with respect to any amounts that it is required to pay to any Purchaser Indemnified Party pursuant to this
Article X.


                                   ARTICLE XI
                                   TAX MATTERS

               11.1  Preparation of Tax Returns; Payment of Taxes.

               (a) The Company shall file all Tax Returns of the Company or any Subsidiary required to be filed (taking into account any extensions) on or prior to the Closing Date and shall pay any and all Taxes shown as due on such Tax Returns.

               (b) Purchaser shall be responsible for preparing or causing to be prepared all Tax Returns required to be filed by or on behalf of the Company and any Subsidiary after the Closing Date. All such Tax Returns for a Pre- Closing Tax Period (or otherwise with respect to any Tax for which indemnity may be sought under Section 11.3) shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws. If any Tax shown as due on any such Tax Returns relates to a Pre-Closing Tax Period, Purchaser shall provide Sellers' Representative with copies of each such Tax Return at least 20 days prior to the due date for filing such Tax Return, and Sellers' Representative shall have the right to review and approve such Tax Returns. The failure of Sellers' Representative to object to any such Tax Return within 15 days after receipt thereof shall be deemed to constitute approval thereof. Purchaser and Sellers' Representative shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Purchaser shall file or cause to be filed, and pay or cause to be paid any amount shown as due on, all such Tax Returns.

               11.2 Transfer Taxes. Purchaser shall be liable for and shall pay when due (and shall indemnify and hold harmless Sellers against) one-half of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement, and each Seller shall be liable for and shall pay when due (and shall indemnify and hold harmless Purchaser against) one-fourteenth (1/14) of any such Taxes. Purchaser hereby agrees to file (or cause to be filed) all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner, and if required by applicable Law, Sellers hereby agree to join in the filing of such Tax Returns.

               11.3 Tax Indemnification. (a) Except as otherwise provided in this Section 11.3(a), Section 11.4 or Section 11.1(b), each Seller hereby agrees that it shall severally, but not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of one-seventh (1/7) of any (x) Tax of the Company or any Subsidiary related to a Pre-Closing Tax Period or assessed as the result of (1) a sale, exchange or other disposition of property which occurs prior to the Closing, or (2) the transfer or conveyance of any Excluded Assets pursuant to Section 6.14, (y) without duplication, Tax of the Company or any Subsidiary resulting from a breach of the provisions of Section 4.10 (determined without regard to any materiality qualification or exception therein), and (z) out-of-pocket liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) or (y) ((x), (y) and (z) being referred to herein as a "Tax Loss"). Notwithstanding anything contained herein to the contrary, Sellers shall be liable to the Purchaser Indemnified Parties for Tax Losses under (x) (other than (x)(2)) and (y) if and only if such Tax Losses exceed $14,642,629 (the "Tax Threshold"), and then only for all such Tax Losses in excess of the Tax Threshold.

               (b) For purposes of this Section 11.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that commences before but ends after the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date; provided, that exemptions, allowances and deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

               (c) Any payment pursuant to this Section 11.3 shall be made not later than 30 days after the later of (i) receipt by Sellers' Representative of written notice from Purchaser stating that any Tax Loss has been paid and the amount thereof and of the indemnity payment requested or (ii) a final determination (within the meaning of Section 1313 of the Code or similar provision of state or local law) with respect to a Tax Loss being contested hereunder.

               (d) Purchaser promptly shall notify the Sellers' Representative, in writing, of any Tax Loss or the receipt by Purchaser or the Company or any Subsidiary of notice of any audits, proposed assessments, claims, suits, actions or proceedings of or against the Company or any Subsidiary in respect of any Pre-Closing Tax Period (specifying with reasonable particularity the basis therefor) and will provide Sellers' Representative (or its designee) with such information with respect thereto as may be reasonably requested. Purchaser shall assume sole control over the defense of any such Tax audit or administrative or court proceeding; provided, however that (i) the Sellers' Representative (or its designee) and its counsel may, at Sellers' expense, participate in any such audit or proceeding, (ii) in conducting the defense, Purchaser shall at all times act as if any potential Tax Loss were for its own account and shall act in good faith to minimize such Tax Loss, (iii) except as provided in the next sentence,

Purchaser shall not agree to any settlement or compromise with respect to any item giving rise to a Tax Loss covered by this Section 11.3 (determined without regard to the application of the Tax Threshold) without the prior consent of the Sellers' Representative (which consent (a) will not be unreasonably withheld, and (b) will be deemed to have been given if not affirmatively denied in writing, giving reasons, within 15 days of the request therefor) and (iv) in the context of any audit or settlement Purchaser shall not discriminate against any item giving rise to a Tax Loss described in this Section 11.3 (determined without regard to the application of the Tax Threshold) as compared to any other proposed adjustments. Notwithstanding anything to the contrary herein, Purchaser shall have the right to settle any item giving rise to a Tax Loss without the consent of the Sellers' Representative, upon written notice to the Sellers' Representative that the Sellers are relieved of their indemnification obligation with respect thereto, or if applicable, that such settlement will not be credited as paid by Purchaser for purposes of the Tax Threshold. If the Sellers' Representative affirmatively withholds its consent to a proposed settlement under this Section 11.3(d), Purchaser may (a) continue to conduct the defense with respect to such item or (b) allow the Sellers' Representative to assume control thereof, at Sellers' cost, in which case the proposed settlement amount shall be the maximum amount for which Sellers shall avoid an indemnity obligation as a result of the application of the Tax Threshold (and the maximum amount credited as paid by Purchaser for purposes of the Tax Threshold) with respect to such item. Purchaser shall be required to appeal any adverse judicial determination relating to Taxes for any Pre-Closing Tax Period upon the written request of the Sellers' Representative within 30 days of such adverse determination, which request includes an opinion of nationally recognized tax counsel to the effect that the Company is more likely than not to prevail on such appeal. For the avoidance of doubt, Purchaser shall have the sole and exclusive control of and the Sellers' Representative shall have no participation or consent rights with respect to any audit or proceeding to the extent such audit or proceeding is related to Unbilled Formative Project Revenues. Notwithstanding the foregoing, for Pre-Closing Tax Periods that commence after December 31, 1996, Sellers' Representative shall have sole and exclusive control of any portion of any Tax audit or administrative or court proceeding relating to any Tax resulting from the transfer or conveyance of any Excluded Asset pursuant to Section

6.14; provided, however, that Purchaser and its counsel may, at Purchaser's expense, participate in any such audit or proceeding but shall have no consent or control rights with respect thereto (unless Purchaser, on behalf of the Purchaser Indemnified Parties, waives in writing its rights of indemnification with respect to such Tax).

               (e) No investigation by Purchaser or any of its Affiliates at or prior to the Closing Date shall relieve any Seller of any liability hereunder.

               (f) Any claim of the Company or any Subsidiary or any of the other Purchaser Indemnified Parties under this Section may be made and enforced by Purchaser on their behalf.

               (g) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 11.3 and Section 11.4 and the representations in
Section 4.10 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

               (h) No Seller shall have any rights of contribution against the Company or any Subsidiary with respect to any amounts that it is required to pay any Purchaser Indemnified Party pursuant to this Section 11.3 or Section 11.4.

               (i) Except as otherwise provided in Section 11.4, if the Sellers' indemnification obligations under this Section 11.3 (determined without regard to the application of the Tax Threshold) arises in respect of an adjustment which makes allowable any deductions, losses or tax credits or decreases income, gains or recapture of tax credits (the "Changes") reflected on any Tax Return of Purchaser or the Company or any Subsidiary for any taxable period ending after the Closing Date (treating, for this purpose, any taxable period that begins before and ends after the Closing Date as two taxable periods, the first of which shall be deemed to end on the Closing Date), (1) with respect to items for which the Sellers pay an indemnity pursuant to this Section 11.3 Purchaser promptly shall pay to each Seller one-seventh (1/7) of the net income tax benefit (the income tax, for this purpose, shall include the alternative minimum tax) actually realized by Purchaser or the Company or any Subsidiary as a result of such Changes (and to the extent any such net income tax benefit is not actually realized when a Change occurs, while under no obligation to compromise, Purchaser and the Sellers' Representative shall attempt in good faith to agree upon the present value of the net income tax benefit reasonably expected to be realized) and (2) with respect to items for which the Sellers are not obligated to pay an indemnity pursuant to this Section 11.3 due to the impact of the Tax Threshold, the Tax Threshold shall be increased to the extent of the amounts that would have been payable by the Purchaser under clause (1) of this Section 11.3(i) had such clause applied. In addition, Sellers' indemnification obligation under this Section 11.3 shall be computed net of any Tax benefits actually realized by the Company in a Pre-Closing Tax Period.

               (j) Purchaser and the Company shall make available to Sellers, as reasonably requested and at Sellers' sole cost and expense, all information, records or documents in their possession relating to Tax items and liabilities of any of the Sellers for all taxable periods ending on, prior to or including the Closing Date (and, during normal business hours, employees of Purchaser and the Company having knowledge about such Tax items and liabilities) and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents is required prior to the expiration of the applicable statute of limitations, such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

               (k) Except in connection with an audit or other proceeding to which Section 11.3(d) applies, Purchaser shall not file or cause the Company or any Subsidiary to file any amended Tax Return in respect of any taxable period of the Company or such Subsidiary ending prior to or on the Closing Date without the prior written consent of Sellers' Representative.

               (l) (i) Upon reasonable request of Sellers' Representative, Purchaser shall claim or cause the Company or any Subsidiary to claim (by means of filing an amended Tax Return or otherwise) a refund of Taxes of the Company or any Subsidiary attributable to any period ending prior to or on or including the Closing Date. Each Seller shall pay one-seventh (1/7) of the reasonable out-of-pocket costs and expenses incurred by Purchaser in connection with such refund claim.

                (ii) Except as otherwise provided in Section 11.4, to the extent any determination of Tax liability of the Company or any Subsidiary, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise other than as a result of the carryback of a loss, deduction or credit attributable to a period after the Closing Date, results in any refund of Taxes paid attributable to any Pre-Closing Tax Period, any such refund shall belong to Sellers. Purchaser or the Company, as the case may be, promptly shall pay one-seventh (1/7) of any such refund, and the interest actually received thereon, to each Seller upon receipt thereof.


        11.4 Formative Projects. Notwithstanding anything in Section 11.3 to the contrary (other than the application of the Tax Threshold):

        (a) Any federal, state or local income tax refund received by the Company in respect of its 1993, 1994 or 1995 taxable years, to the extent attributable to the income tax treatment of any Unbilled Formative Project Revenues (a "Formative Refund"), shall be and remain the property of the Company, and the Purchaser and the Company shall have no obligation to pay any portion of such refund to Sellers.

        (b) If the Company shall receive a Formative Refund and, following the Closing Date, a federal, state or local income tax deficiency is assessed against the Company with respect to its 1993, 1994 or 1995 taxable years in respect of the income tax treatment of any Unbilled Formative Project Revenues that gave rise to a Formative Refund, Purchaser shall pay (or cause the Company to pay) such assessment (but not in excess of the amount of any Formative Refunds previously received by the Company), and Sellers shall have no obligation to indemnify Purchaser Indemnified Parties for any such previously received amount; provided, that each Seller, severally but not jointly, shall indemnify the Purchaser Indemnified Parties from and against, and shall pay, one-seventh (1/7) of any interest and penalties required to be paid to the taxing authority in respect of such assessment (net of the amount of interest actually received by the Company in connection with any Formative Refunds).

        (c) Purchaser shall pay (or cause the Company to pay) any federal, state or local income tax deficiency concerning the 1996 taxable year of the Company or any subsequent taxable year of the Company (or portion thereof) ending prior to or on the Closing Date that relates to the income tax treatment of any Unbilled Formative Project Revenues, and Sellers shall have no obligation to indemnify Purchaser Indemnified Parties for any such amount; provided, that each Seller, severally but not jointly, shall indemnify the Purchaser and the Company from and against, and shall pay, one-seventh (1/7) of any interest and penalties required to be paid to the taxing authority in respect of such deficiency (net of the amount of interest actually received by the Company in connection with any Formative Refunds).

        (d) If a claim for a Formative Refund is disallowed by the applicable taxing authority or a deficiency is assessed against the Company in respect of the income tax treatment of any Unbilled Formative Project Revenues, and an effect of such disallowance or assessment is to increase deductions, losses or tax credits or decrease income or gains in any taxable period of Purchaser or the Company (whether ending prior to, on or after the Closing Date), any income tax benefit arising from such increase or decrease shall be and remain the property of the Company, and the Purchaser and the Company shall have no obligation to compensate Sellers for any such tax benefit.

        (e) Notwithstanding any other provision of this Agreement to the contrary, Sellers make no representation or warranty as to the amount or validity of Formative Refunds that may be received and retained by the Company. The Sellers shall have no financial responsibility to Purchaser or the Company with respect to Formative Refunds except as expressly set forth in this Section 11.4.


                                   ARTICLE 1.
                                  MISCELLANEOUS

        12.1 Certain Definitions; Rules of Construction.

        (a). The following defined terms have the respective meanings provided in the section of this Agreement set forth opposite such term:

Defined Term                                              Section
------------                                              -------
Adjustment Amount                                         2.3(a)
Affiliate Contracts                                       4.12(a)
Balance Sheet Date                                        4.7
Base Purchase Price                                       2.1
Breaching Seller                                          7.2
C&L                                                       2.3(a)
Capital Stock                                             4.3
CERCLA                                                    4.17
Changes                                                   11.3
Claimant                                                  10.4(a)
Closing                                                   8.1
Closing Date                                              8.1
Company Documents                                         4.2
Company Statement                                         4.7
Company System                                            6.3
Company's Representatives                                 6.1(c)
Competing System                                          6.3(b)
Confidentiality Agreement                                 6.1(f)
Consents                                                  3.3(a)
Contracts                                                 4.12(a)
DB Plans                                                  4.13(e)
Estimated Purchase Price                                  2.2
Exchange Act                                              5.2
Excluded Assets                                           6.14
Final Arbiter                                             2.3(d)
Financial Statements                                      4.7
Financing                                                 5.8
Formative Refund                                          11.4
Formative Refund Amount                                   2.1
Formative/R&I Period                                      6.20(c)
General Survival Period                                   10.1(i)
Indemnified Parties                                       10.3(a)
Information                                               6.1(c)
Insurance Policies                                        4.20
Investment Company                                        5.10
Interim Financial Statements                              4.7
Interim Period Income Statement                           2.3(a)
Indemnifying Party                                        10.4
Indemnitor                                                10.4
Leased Properties                                         4.18
Losses                                                    10.2
Master Agreement                                          4.12(a)
MediaVantage/Wireless Formative Costs                     6.20(c)
Negative Adjustment Amount                                2.3(a)
Net Third Party Indebtedness                              2.1
1997 Budget                                               6.1

Non-Third Party Claim                                     10.4(d)
Observer                                                  6.1
Outside Date                                              9.1(b)
Owned Properties                                          4.18
Permitted Transaction                                     6.14
Positive Adjustment Amount                                2.3(a)
Purchase Price                                            2.1
Purchaser Documents                                       5.2
Purchaser Environmental Costs                             10.3(d)(ii)
Purchaser Guarantor                                       6.15
Purchaser Indemnified Parties                             10.3(a)
Purchaser SEC Reports                                     5.2
Purchaser's Advisor                                       5.11
Purchaser's Representatives                               6.1(c)
R&I Costs                                                 6.20(c)
Required Consents                                         6.4
Securities Act                                            5.2
SEC                                                       5.2
Seller Documents                                          3.2
Seller Indemnified Parties                                10.2
Sellers' Advisors                                         3.8
Sellers Representative                                    12.5
Service Agreement                                         6.20(a)
Supplemental Closing                                      2.3(c)
Surviving Covenant                                        10.1(i)
Tax Loss                                                  11.3
Tax Threshold                                             11.3(a)
10.4(c) Claim Notice                                      10.4
10.4(c) Notice Period                                     10.4
Third Party Intellectual Property                         4.11(b)
Transferred Employees                                     6.10(a)(ii)

        (b) Additional Definitions.

        "Affiliate" has the meaning specified by Rule 12b-2 under the Securities Exchange Act of 1934, as amended; provided, however, that in no event shall the Company or any Subsidiary be deemed an "Affiliate" of any Seller or, prior to the Closing, of Purchaser.

        "Allocable Formative/R&I Revenues" means, for any period during 1997, an amount equal to the product of (x) Formative/R&I Revenues recognized by the Company during 1997 (including, if applicable, following the Closing Date) and
(y) a fraction, the numerator of which shall be the number of days in such period and the denominator of which shall be 365.

        "Amended Master Agreement" means, in the case of any Seller, an Amended and Restated Master Agreement for Software and Services, to be dated on or prior to the Closing Date, between the Company and such Seller, incorporating (i) the changes to the Master Agreement to which such Seller is a party reflected in the form of Amended Master Agreement attached hereto as Exhibit A (which does not include any Exhibits or Attachments).

        "Benefit Arrangement" means any employment, severance or similar contract or arrangement or any plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

        "Business Plan" means the business plan of the Company, dated February 1996, a copy of which has previously been delivered to Purchaser.

        "Chester Facility" means the facilities, structures and real property located at 100 North Road, Chester Township, Morris County, New Jersey.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Benefit Plans" mean all Employee Plans and Benefit
Arrangements.

        "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Purchaser on the date hereof.

        "DGCL" means the Delaware General Corporation Law as in effect from time to time.


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

        "Environmental Law" means any applicable law, statute, ordinance, regulation, order or similar requirement of any Governmental Body or other requirement of law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, but not including any of the foregoing concerning primarily product safety or worker health or safety (including the Occupational Health and Safety Act and similar state or local laws, rules or regulations).

        "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any Subsidiary and
(iii) covers any employee or former employee of the Company or any Subsidiary.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "Excluded Businesses" means the businesses to be conducted by the NTA and the ISCP Alliance.

        "Fiscal Quarter" shall mean each fiscal quarter of the Company ending March 31, June 30 and September 30.

        "Fiscal Year" shall mean each fiscal year of the Company ending December 31.

        "Formatives" shall have the meaning ascribed to such term in the Amended Master Agreement.

        "Formative Project" means a Project designated as such in accordance with Section 3.8 of the Shareholders' Agreement (as such term is defined in the Amended Master Agreement).

        "Formative Refund Amount" means the sum of (a) any federal, state and local tax refunds actually received as of June 30, 1996 as a result of amending any prior tax returns to reflect the nonrecognition of Unbilled Formative Project Revenues plus (b) any reductions in federal, state and local tax payments resulting from the nonrecognition of Unbilled Formative Project Revenues for 1996 which have been realized as of such date. The parties agree that the Formative Refund Amount as of June 30, 1996 was $3,232,236.

        "Formative/R&I Revenues" means, for any period, the sum of (a) all right-to-use (RTU) fees recognized by the Company in respect of Formatives and R&I during such period and (b) the excess (which may be a negative number) of
(i) all revenues recognized by the Company in respect of Formatives and R&I during such period (but only for customer-specified customizations, enhancements (other than non-exclusive enhancements), upgrades, modifications, installation, deployment or maintenance, and training with respect thereto) over (ii) all costs (on a fully distributed cost basis) incurred by the Company during such period in respect of customer-specified customizations, enhancements (other than non-exclusive enhancements), upgrades, modifications, installation, deployment or maintenance, and training with respect thereto, in connection with Formatives or R&I.

        "GAAP" means generally accepted accounting principles.

        "Governmental Body" means any government or govern mental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court (public or private).

        "Group Benefit Plans" means all Employee Plans and Benefit Arrangements, other than those agreements and arrangements with individual employees.

        "Hazardous Materials" means any pollutant, contaminant or waste and any hazardous or toxic substance, waste or material regulated under any Environmental Law, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos-containing material and waste, and creosote, pentachlorophenol and copper chromated arsenate and other wood-treating materials or constituents or derivatives of any of the foregoing; provided, however, that "Hazardous Materials" shall not include any asbestos or asbestos-containing materials existing, as of the Closing, in or as a component of any of the buildings located on the Chester Facility.


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
        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

        "Intellectual Property" shall mean any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret or know-how.

        "Interim Period" means the period beginning July 1, 1996 and ending at the close of business on the Closing Date.

        "Interim Period Capital Contributions" means the aggregate amount contributed by Sellers to the capital of the Company (and not taken into account in computing Interim Period Net Income) during the Interim Period.

        "Interim Period Dividends" means the aggregate amount of dividends paid by the Company to Sellers during the Interim Period (excluding any distribution or transfer of Excluded Assets to Sellers or their designee).

        "Interim Period Net Income" means the net income of the Company and its Subsidiaries for the Interim Period calculated in accordance with GAAP applied consistently with the principles and procedures used to prepare the consolidated audited financial statements of the Company and its Subsidiaries for the year ended December 31, 1995; provided that, notwithstanding the foregoing and to the extent applicable, Interim Period Net Income shall be calculated in accordance with the principles and procedures set forth in Exhibit B to this Agreement.

        "ISCP" means the Integrated Service Control Point.

        "ISCP Alliance" means that certain alliance to be formed on or prior to the Closing Date by and among certain of the Sellers and, should the Company elect within six months after the Closing Date to join the alliance, the Company, to own certain intellectual property in and manage the on-going development, financing and marketing of the ISCP software.

        "Key Employee" means any employee of the Company or any of its Subsidiaries at "J" level (within the meaning of such classification on the date hereof) or above.

        "Knowledge of Seller, the Company or Purchaser," "Known to Seller, the Company or Purchaser" or "Known by Seller, the Company or Purchaser" or, insofar as it refers to any Seller, the Company or Purchaser, "Knowledge" means only matters as to which (i) in the case of any Seller, the employee of such Seller who is a member of the Company's Board of Directors and other senior managers of such Seller who have principal responsibility on behalf of such Seller for matters relating to the Company, (ii) in the case of the Company, any executive officer or senior manager of the Company, or (iii) in the case of the Purchaser, any executive officer or senior manager of Purchaser, has actual knowledge, and matters which are not actually known but should have been known by any such executive officer, senior manager or employee of such Seller, the Company or Purchaser, as the case may be, based upon a reasonable investigation and inquiry with respect to the correctness and validity of the representation, warranty or other matter so qualified by knowledge.

        "Law" means any federal, state, local or foreign statute, code, ordinance, rule or regulation or any Order of any Governmental Body.

        "Legal Proceeding" means any judicial, administrative or arbitral actions, suits or proceedings (public or private).

        "Lien" means any lien, encumbrance, mortgage, deed of trust, security interest, easement, transfer restriction, option or other restriction or third-party right. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Majority Sellers" means Sellers holding at least five (5) of the Shares.

        "Material Adverse Effect" means any material adverse change in, or effect on, the Business or the results of operations or financial condition of the Company and its

Subsidiaries taken as a whole, excluding any such change or effect relating to the Excluded Assets or the Excluded Businesses.

        "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

        "Net Risk" means the difference between (a) the cumulative development costs of all Formative Projects and (b) the cumulative revenues recognized from such Formative Projects.

        "Net Risk Cap" means the maximum amount of the Net Risk, which the parties hereby agree is $152.9 million.

        "Net Third Party Indebtedness" means (a) the outstanding principal balance of Third Party Indebtedness as of the close of business on June 30, 1996 plus (b) the accrued and unpaid interest on the outstanding principal amount of Third Party Indebtedness as of the close of business on such date minus (c) the prepaid interest of the Company and its Subsidiaries as of the close of business on such date minus (d) the unrestricted cash of the Company and its Subsidiaries as of the close of business on such date. The parties agree that Net Third Party Indebtedness as of June 30, 1996 was $154,752,722.

        "NTA" means National Telecommunications Alliance, Inc., a corporation to be formed on or prior to the Closing Date by and among the Sellers or their Affiliates to carry out certain network reliability and interoperability functions and to provide a single point of contact for the coordination of National Security and Emergency Preparedness requirements.

        "Order" means any material order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Body of competent jurisdiction.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permitted Encumbrances" means (i) Liens existing as of the date of this Agreement on any assets or properties of the Company and/or any Subsidiary relating to any indebtedness for borrowed money of the Company and/or any Subsidiary; (ii) all defects, exceptions, restrictions,

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
easements, rights of way and encumbrances that are not, individually or in the aggregate, material to the business, operations or financial condition of the Business taken as a whole; (iii) statutory liens for current taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iv) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not, individually or in the aggregate, material to the business, operations or financial condition of the Business taken as a whole; (v) zoning, entitlement and other land use and environmental regulations by Governmental Bodies that are not, individually or in the aggregate, material to the business, operations or financial condition of the Business taken as a whole; (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially interfere with the present operation of the Business; and (vii) licenses of intellectual property granted by the Company or any Subsidiary disclosed to Purchaser.

        "Person" means any individual, corporation, part nership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

        "Pre-Closing Tax Period" means any Tax period (i) ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

        "Purchaser Change of Control" means any of the following events: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of all classes of capital stock then outstanding of Purchaser normally entitled to vote in elections of directors ("Voting Stock"); (ii) Purchaser consolidates with or merges into another corporation or entity, or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation or entity consolidates with or merges into Purchaser, in either event pursuant to a transaction in which the outstanding Voting Stock of Purchaser is changed into or exchanged for cash, securities or other property; or (iii) during the Interim Period, individuals who at the beginning of the Interim Period constituted the Board of Directors of Purchaser (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Purchaser was approved by a vote of 66 2/3% of the directors then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Purchaser then in office. Notwithstanding the foregoing, no transaction referred to in the preceding sentence shall constitute a "Purchaser Change of Control" if such transaction involves only Purchaser or any of its wholly-owned Subsidiaries as of September 1, 1996, on the one hand, and employees (as a group) or any one or more employee stock ownership plans or employee benefit plans of Purchaser or any of such Subsidiaries, on the other hand.

               "Purchaser Disclosure Schedule" means the Disclosure Schedule delivered by Purchaser to Sellers on the date hereof.

               "R&I" means new product development (e.g., local number portability, unbundling products and major system enhancements, in each case which may not have been included in the Business Plan and are not entered into as Multi-Owner Projects (as defined in the Service Agreement)), which is intended, in the good faith judgment of the management of the Company, (i) to produce a return on investment and/or revenue from product customizations, upgrades, modifications, installation, deployment and maintenance, and training with respect thereto and/or (ii) to permit the Company to maintain and further its position as a technological leader in the telecommunications industry.

               "Sellers' Disclosure Schedule" means the Disclosure Schedule delivered by Sellers to Purchaser on the date hereof.

               "Subsidiary" means any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or



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


indirectly by the Company; provided, however, that none of the Excluded Assets shall be included in the definition of Subsidiary.

               "Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any Subsidiary, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of the Company or any Subsidiary for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any Tax sharing agreement or arrangement for any Pre-Closing Tax Period, and (iii) liability of the Company or any Subsidiary for the payment of any amounts as a result of being party to any agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.


               "Tax Returns" means all statements, reports, forms and returns required to be filed with respect to Taxes.

               "Third-Party Indebtedness" means, as of any date, the aggregate principal amount of, and all accrued and unpaid interest on, all indebtedness for borrowed money of the Company and its Subsidiaries (other than any such indebtedness owed by the Company to any wholly-owned Subsidiary or by any Subsidiary to the Company or another wholly-owned Subsidiary).

               "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

               "Unbilled Formative Project Revenues" has the meaning provided in the Company Statements.

               "Work Statements" has the meaning set forth in the Master Agreements and the Amended Work Statements.



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


               (c) Rules of Construction.

                   (i) Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

                   (ii) Whenever there appears in this Agreement an adjective or series of adjectives (e.g., the word "material") which precedes a noun which is followed by one or more other nouns which are joined in a series by the conjunction "and," "or" or "and/or," such adjective or series of adjectives shall be deemed to apply to each noun in such series of nouns. As used in the Agreement, unless the context otherwise requires, the word "or" is not exclusive and shall mean "and/or."

                  (iii) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and to any particular provision of this Agreement.

                   (iv) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                   (v) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

               12.2 Expenses. Except as otherwise expressly provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

               12.3 Specific Performance. Purchaser and each Seller acknowledge and agree that a remedy at law for any breach, or threatened breach, of this Agreement (including, without limitation, the provisions of Sections 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.3(a) and 6.3(b)) will be inadequate and, accordingly, Purchaser and each Seller covenant and agree that each party hereto shall, in addition to any others rights and remedies which such party may have,



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be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect of any such breach, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of each party, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which such party may have as a result of any such breach or threatened breach.

               12.4 Effect of Seller Mergers, Consolidations, Etc. If, prior to, on or after the Closing Date, any Seller shall have acquired all of the equity interests of, or all or substantially all of the assets of, any other Seller (whether by merger or otherwise), or if any two Sellers shall otherwise have merged, then, for all purposes of this Agreement (including, without limitation, the allocation among the Sellers of the Purchase Price and of the Sellers' indemnification obligations hereunder and counting the number of Shares held for purposes of determining whether the Majority Sellers have approved or consented to any matter) the surviving entity of such acquisition or merger shall be entitled to the rights of, and shall be liable for the obligations of, both Sellers party to such transactions.

               12.5 Sellers' Representative. Not less than 10 days prior to the Closing Date, Sellers, by written notice given by all Sellers to Purchaser, shall designate a Person or Persons (collectively, "Sellers' Representative") to act for and represent Sellers with respect to all matters with respect to which this Agreement specifies that Sellers' Representative shall so act, as well as matters which require notice to be given to Sellers under this Agreement. Such notice by Seller shall specify the address and facsimile number of Sellers' Representative. Sellers may designate a substitute Sellers' Representative by written notice delivered by the Majority Sellers to Purchaser identifying such substitute representative. Upon delivery of such notice, the authority of the previously designated Sellers' Representative shall immediately cease for all purposes of this Agreement, and the new representative designated in such notice shall be Sellers' Representative for all purposes of this Agreement.

               Each Seller hereby acknowledges and agrees that (i) the Sellers' Representative and the Majority Sellers, as the case may be, have the power and authority to act for, represent and bind each Seller with respect to any action



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required or expressly permitted to be taken by Sellers' Representative or the
Majority Sellers, as the case may be, in connection with this Agreement, (ii) Purchaser may deal exclusively with the Sellers' Representative or the Majority Sellers, as the case may be, in connection with any such action and (iii) any action so taken by Sellers' Representative or the Majority Sellers, as the case may be, shall be binding upon Sellers without any further action on the part of Purchaser or Sellers.

               12.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAW.

               12.7 Arbitration. Any dispute, claim or controversy arising out of or in relation to this Agreement, or the interpretation or breach thereof, other than any claim for equitable relief (including injunctive relief) arising pursuant to Section 6.1 or Section 6.3 of this Agreement, shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association. Any party may commence arbitration hereunder by delivering notice to the other party or parties to the dispute, claim or controversy. The arbitration panel shall consist of three arbitrators. Within ten (10) days after delivery of the notice of commencement of arbitration referred to above, the Purchaser and the Seller involved in such dispute, claim or controversy (or, if more than one Seller is so involved, the Sellers' Representative on behalf of such Sellers) shall each appoint one arbitrator, and the two arbitrators so appointed shall within 10 days of their appointment designate a third arbitrator within ten days of their appointment. If the arbitrators designated by the parties to the arbitration are unable or fail to agree upon the third arbitrator, the third arbitrator shall be designated by the American Arbitration Association under its rules. The arbitrators will be bound by the substantive law of the State of New York, but will not be bound by the laws of evidence and procedure customary in courts of law. The arbitrators shall be required to submit a written statement of their findings and conclusions. The award of the arbitrators shall be final, binding and conclusive on the parties; provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions. Judgment upon the award may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in New York, New York. Unless otherwise determined by the arbitrator (which determination shall be final and binding on the Purchaser and the Sellers), each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be shared equally by the Purchaser, on the one hand, and the Sellers involved in such arbitration, on the other hand.

               12.8 Entire Agreement; Amendments and Waivers. This Agreement (including the Disclosure Schedules) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, provided that, except as otherwise modified hereby, the Confidentiality Agreement shall remain in full force and effect. Except as otherwise provided herein, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. Except as otherwise provided herein, no action (other than a waiver), taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

               12.9 Table of Contents and Headings. The table of contents and article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

               12.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be



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deemed given when delivered personally, on the fifth business day after mailed by certified mail, return receipt requested, the next business day after delivery to a recognized overnight courier or when sent by facsimile to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

               If to the Company:

                      Bell Communications Research, Inc.
                      Morris Corporate Center
                      445 South Street
                      Morristown, NJ  07960-6438
                      Attention: N. Michael Grove, Esq.
                      Facsimile: (201) 829-3103

               With a copy to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York  10153
                      Attention: Howard Chatzinoff, Esq.
                      Facsimile: (212) 310-8007

               If to any Seller, to such Seller at its address set forth on Annex I hereto:

               With copies to Sellers' Representative at its address specified pursuant to Section 12.5 and to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York  10153
                      Attention: Howard Chatzinoff, Esq.
                      Facsimile: (212) 310-8007

               If to Purchaser, to:

                      Science Applications International
                      Corporation
                      1241 Cave Street
                      La Jolla, CA  92307
                      Attention: William A. Roper
                      Facsimile: (619) 546-6357

                      Science Applications International Corporation 10260 Campus Point Drive
                      San Diego, CA  92121
                      Attention: Kevin Werner, Esq.
                      Facsimile: (619) 535-7992

               With a copy to:

                      Davis Polk & Wardwell
                      450 Lexington Avenue
                      New York, NY  10017
                      Attention: David L. Caplan, Esq.
                      Facsimile: (212) 450-4800

               12.11 Severability. Without limiting the provisions of Section 6.3(d), if any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

               12.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except in respect of directors, officers, employees and agents of the Company and its Subsidiaries in respect of the provisions of
Section 6.11 and except as provided in Section 6.15, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. Except as provided in Section 12.4, no assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to Purchaser or Seller, as the case may be, shall also apply to any such assignee unless the context otherwise requires.

               12.13 Disclosure Schedules. The Disclosure Schedules, dated the date hereof, delivered by Sellers and the Company to Purchaser, and by Purchaser to Sellers, are incorporated into this Agreement by reference and made a part hereof. The inclusion of any information in any of the Disclosure Schedules is qualified in its entirety by reference to specific provisions of this Agreement, and is



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not intended to constitute, and shall not be construed as, an admission that the information contained therein is material in respect to any Seller, the Company and its Business or Purchaser, as the case may be. Matters reflected in any Disclosure Schedule are not necessarily limited to the matters required by this Agreement to be disclosed in such Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

               12.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                              SCIENCE APPLICATIONS INTERNATIONAL CORPORATION


                              By: /s/ J. R. BEYSTER
                                  ----------------------------------------------
                                  Name: J. R. Beyster
                                  Title: Chairman of the Board and
                                         Chief Executive Officer


                              BELL COMMUNICATIONS RESEARCH, INC.



                              By: /s/ GEORGE H. HEILMEIER
                                  ----------------------------------------------
                                  Name:  George H. Heilmeier
                                  Title: President and Chief
                                         Executive Officer


                              SELLERS:

                              AMERITECH SERVICES, INC.



                              By: /s/ THOMAS E. RICHARDS
                                  ----------------------------------------------
                                  Name:  Thomas E. Richards
                                  Title: President


                              BELL ATLANTIC NSI HOLDINGS, INC.



                              By: /s/ JOHN F. GAMBA
                                  ----------------------------------------------
                                  Name: John F. Gamba
                                  Title: Senior Vice President

                              BELLSOUTH TELECOMMUNICATIONS, INC.



                              By: /s/ JERE A. DRUMMOND
                                  ----------------------------------------------
                                  Name: Jere A. Drummond
                                  Title: President & Chief
                                         Executive Officer



                              PACIFIC BELL



                              By: /s/ DAVID DORMAN
                                  ----------------------------------------------
                                  Name: David Dorman
                                  Title: Chairman, President &
                                         Chief Executive Officer


                              SOUTHWESTERN BELL TELEPHONE COMPANY



                              By: /s/ MICHAEL N. GILLIAM
                                  ----------------------------------------------
                                  Name:  Michael N. Gilliam
                                  Title: Vice President-General Manager
                                         (Arkansas)


                               TELESECTOR RESOURCES GROUP, INC.



                              By: /s/ JOSEPH FARINA
                                  ----------------------------------------------
                                  Name: Joseph Farina
                                  Title: Executive Vice President (Acting)


                              U S WEST COMMUNICATIONS, INC.



                              By: /s/ BUD WONSIEWICZ
                                  ----------------------------------------------
                                  Name: Bud Wonsiewicz
                                  Title: Vice President